FILED PURSUANT TO RULE 424(B)(3)

File Number 333-170321

GRAHAM PACKAGING COMPANY INC.

SUPPLEMENT NO. 7 TO

PROSPECTUS DATED DECEMBER 30, 2010

THE DATE OF THIS SUPPLEMENT IS APRIL 15, 2011

ON APRIL 14, 2011, GRAHAM PACKAGING COMPANY INC. FILED THE ATTACHED

CURRENT REPORT ON FORM 8-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

April 12, 2011

GRAHAM PACKAGING COMPANY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34621	52-2076126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Pleasant Valley Road

York, Pennsylvania 17402

(717) 849-8500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e– 4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On April 12, 2011, Graham Packaging Company Inc. (“Graham Packaging”) and Silgan Holdings Inc. (“Silgan”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). Upon the terms and subject to the conditions set forth in the Merger Agreement, which has been unanimously approved by the boards of directors of both parties (and recommended by a special committee of independent directors of Graham Packaging (the “Special Committee”)), Graham Packaging will merge with and into Silgan, with Silgan continuing as the surviving corporation (the “Merger”).

As a result of the Merger, each outstanding share of Graham Packaging’s common stock, other than shares owned by Silgan or Graham Packaging (which will be cancelled) and other than those shares with respect to which appraisal rights are properly exercised and not withdrawn, will be converted into the right to receive a combination of (i) 0.402 shares of common stock of Silgan and (ii) $4.75 in cash, without interest.

The consummation of the Merger is subject to the adoption of the Merger Agreement by both parties’ stockholders, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of certain foreign antitrust approvals and other customary closing conditions. In addition, immediately prior to the effective time of the Merger, Graham Packaging Holdings Company, a subsidiary of Graham Packaging (“Holdings”), will be merged with and into Graham Packaging.

The Merger Agreement contains certain customary covenants, including covenants providing (i) for each of the parties to use reasonable best efforts to cause the transaction to be consummated, including by taking actions necessary (including with respect to selling or disposing of businesses or assets) to obtain the requisite antitrust approval, (ii) for each of the parties to call and hold a stockholders’ meeting and recommend adoption of the Merger Agreement (subject, in the case of Graham Packaging, to the right to change its recommendation under certain circumstances) and (iii) for Graham Packaging not to solicit alternative transactions.

The Merger Agreement contains certain termination rights and provides that (i) upon the termination of the Merger Agreement due to a change in the recommendation of the board of directors of Graham Packaging or the Special Committee in connection with a “Superior Proposal” or due to the acceptance by Graham Packaging of a “Superior Proposal,” Graham Packaging will be required to pay to Silgan a cash termination fee of $39.5 million and (ii) upon the termination of the Merger Agreement by Graham Packaging due to a breach by Silgan of its obligation to recommend that its stockholders adopt the Merger Agreement, Silgan will be required to pay to Graham Packaging a cash termination fee of $39.5 million.

At the closing of the Merger, the surviving corporation is required to make a cash payment of $245 million pursuant to contractual change in control provisions in Graham Packaging’s income tax receivable agreements with Blackstone Capital Partners III L.P. (together with its affiliated entities, “Blackstone”) and the Graham family. These agreements were entered into in connection with Graham Packaging’s February 2010 initial public offering, and reference is made to Graham Packaging’s prior public filings for further information concerning such agreements. Upon the making of these payments, these income tax receivable agreements will terminate. In addition, Graham Packaging is also required to terminate at the closing of the Merger certain agreements including the Agreement and Plan of Recapitalization, Redemption and Purchase, dated December 18, 1997, among affiliates of Graham Packaging and the Graham family and the Sixth Amended and Restated Agreement of Limited Partnership of Holdings, dated as of February 4, 2010, and Graham Packaging is required to use its reasonable best efforts to terminate Graham Packaging’s Registration Rights Agreement, dated as of February 10, 2010, among affiliates of Graham Packaging, the Graham family and Blackstone, and the other parties thereto. Entities affiliated with the Graham family have entered into an agreement with Graham Packaging in which these entities have agreed that the foregoing agreements will be terminated at the closing of the Merger. These entities have also agreed to vote any shares of Graham Packaging common stock that they own in favor of the adoption of the Merger Agreement. References to the Graham family refer to Graham Capital Company, GPC Investments, LLC, Graham Alternative Investment Partners I, LP, Graham Engineering Corporation or affiliates thereof or other entities controlled by Donald C. Graham and his family.

The foregoing description of the Merger Agreement is included herein to provide you with information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Graham Packaging Stockholder Voting Agreement

In connection with the execution of the Merger Agreement, Blackstone Capital Partners III Merchant Banking Fund L.P. and certain of its affiliates (the “Graham Packaging Stockholders”), owners of approximately 61.3% of the outstanding shares of common stock of Graham Packaging, entered into a Voting Agreement, dated as of April 12, 2011 (the “Graham Packaging Stockholder Voting Agreement”), with Silgan, pursuant to which, among other things, the Graham Packaging Stockholders agreed to vote their shares in favor of the adoption of the Merger Agreement. The Graham Packaging Stockholders entered into the Graham Packaging Stockholder Voting Agreement solely in their capacity as stockholders of Graham Packaging.

The Graham Packaging Stockholder Voting Agreement will terminate on the earliest to occur of (a) the effective time of the Merger, (b) the termination of the Merger Agreement, (c) a change by the Graham Packaging board of directors (or the Special Committee) of its recommendation that stockholders of Graham Packaging adopt the Merger Agreement, (d) the making of any waiver, amendment or modification of the Merger Agreement that (i) reduces the value or changes the form of consideration payable to holders of Graham Packaging common stock in the Merger or (ii) is otherwise adverse to the Graham Packaging Stockholders in any material respect and (e) January 20, 2012.

The foregoing description of the Graham Packaging Stockholder Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Graham Packaging Stockholder Voting Agreement, which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Silgan Stockholder Voting Agreements

In connection with the execution of the Merger Agreement, R. Philip Silver, co-founder and director of Silgan, and certain of his related entities, owners of approximately 16.2% of the outstanding shares of common stock of Silgan, and D. Greg Horrigan, co-founder and director of Silgan, and certain of his related entities, owners of approximately 12.6% of the outstanding voting power of Silgan (collectively, the “Silgan Stockholders”), each entered into a Voting Agreement, dated as of April 12, 2011 (collectively, the “Silgan Stockholder Voting Agreements”) with Graham Packaging, pursuant to which, among other things, the Silgan Stockholders agreed to vote their shares in favor of the adoption of the Merger Agreement. The Silgan Stockholders entered into the Silgan Stockholder Voting Agreements solely in their capacity as stockholders of Silgan, and not in their capacity as directors or officers of Silgan.

The Silgan Stockholder Voting Agreements will terminate on the earliest to occur of (a) the effective time of the Merger, (b) the termination of the Merger Agreement, (c) a change by the Graham Packaging board of directors (or the Special Committee) of its recommendation that stockholders of Graham Packaging adopt the Merger Agreement, (d) the making of any waiver, amendment or modification of the Merger Agreement that is adverse to the Silgan Stockholders in any material respect and (e) January 20, 2012.

The foregoing description of the Silgan Stockholder Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Silgan Stockholder Voting Agreements, which are filed as Exhibit 99.2 and 99.3 hereto and are incorporated herein by reference.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, Silgan intends to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 containing a joint proxy statement/prospectus for the stockholders of Graham Packaging and Silgan and each of Graham Packaging and Silgan plan to file other documents with the SEC regarding the proposed merger transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, GRAHAM PACKAGING’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders will be able to obtain, without charge, a copy of the joint proxy statement/prospectus, as well as other relevant documents containing important information about Graham Packaging and Silgan at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. Graham Packaging’s stockholders will also be able to obtain, without charge, a copy of the joint proxy statement/prospectus and other relevant documents when they become available by directing a request by mail or telephone to Graham Packaging, 2401 Pleasant Valley Road, York, PA 17402, Attention: Investor Relations, (717) 771-3220. Information about Graham Packaging’s directors and executive officers and other persons who may be participants in the solicitation of proxies from Graham Packaging’s stockholders is set forth in Graham Packaging’s annual report on Form 10-K for the fiscal year ended December 31, 2010 and Graham Packaging’s proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on Schedule 14A on April 30, 2010.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 regarding termination of certain agreements at the closing of the Merger is hereby incorporated by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)    In connection with the execution of the Merger Agreement, the board of directors of Graham Packaging adopted certain management incentive and retention arrangements. The board of directors approved the amendment of MOIC-vesting options granted in 2006 and 2009 to Mark S. Burgess, Chief Executive Officer of Graham Packaging, and in 2009 to David W. Bullock, Chief Financial Officer of Graham Packaging, to provide, upon the Merger, that the options will vest with respect to 25% of the shares covered by such options, contingent on their continued services through the Merger closing. In addition, the vesting criteria for the other unvested portion of the MOIC options will be based solely upon the multiple Blackstone achieves in a complete sale of its interest in Silgan relative to Blackstone’s original invested capital in Graham Packaging, without regard to whether the optionholder remains employed by Graham Packaging at the time of the sale.

The board of directors also approved new retention agreements for selected senior executives. For the named executive officers, the retention amounts are $2,375,000 for Mr. Burgess, $1,005,000 for Mr. Bullock, $100,000 for Peter T. Lennox, Senior Vice President, Global Food and Beverage, $300,000 for Michael L. Korniczky, Chief Administrative Officer, General Counsel and Secretary, and $200,000 for David Cargile, Senior Vice President, Global Technology and General Manager for the Proprietary Machinery Business. One-half of the retention award is payable upon closing of the Merger and one-half is payable on the first anniversary of the closing of the Merger. If the executive is terminated without “cause” or resigns for “good reason”, then these payments will be accelerated, but if the executive resigns without “good reason” before the scheduled payment date, then the unpaid portion will be forfeited. The board of directors also approved cash payments that are designed to compensate executives for equity awards that Graham Packaging anticipated granting in 2011 had Graham Packaging not entered into the Merger Agreement. These payments are contingent upon the closing of the Merger and the recipient remaining employed by Graham Packaging through the closing of the Merger. For the named executive officers, the cash amounts are $1,122,880 for Mr. Burgess, $422,037 for Mr. Bullock, $215,325 for Mr. Lennox, $149,930 for Mr. Korniczky and $121,220 for Mr. Cargile.

FORWARD LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Graham Packaging concerning the proposed merger of Graham Packaging with Silgan (the “merger”) and other future events and their potential effects on Graham Packaging. Such statements are based upon the current beliefs and expectations of our management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies and risk relating to the merger, many of which are beyond our control.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

Exhibit 2.1	Agreement and Plan of Merger, dated as of April 12, 2011, between Graham Packaging and Silgan.

Exhibit 99.1	Voting Agreement, dated as of April 12, 2011, between Blackstone Capital Partners III Merchant Banking Fund L.P., certain of its affiliates and Silgan.

Exhibit 99.2	Voting Agreement, dated as of April 12, 2011, between R. Philip Silver, certain of his related entities and Graham Packaging.

Exhibit 99.3	Voting Agreement, dated as of April 12, 2011, between D. Greg Horrigan, certain of his related entities and Graham Packaging.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

GRAHAM PACKAGING COMPANY INC.

Date: April 14, 2011	By:	/S/ WILLIAM E. HENNESSEY
	Name:	William E. Hennessey
	Title:	Vice President, Corporate Controller and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 2.1	Agreement and Plan of Merger, dated as of April 12, 2011, between Graham Packaging and Silgan.

Exhibit 99.1	Voting Agreement, dated as of April 12, 2011, between Blackstone Capital Partners III Merchant Banking Fund L.P., certain of its affiliates and Silgan.

Exhibit 99.2	Voting Agreement, dated as of April 12, 2011, between R. Philip Silver, certain of his related entities and Graham Packaging.

Exhibit 99.3	Voting Agreement, dated as of April 12, 2011, between D. Greg Horrigan, certain of his related entities and Graham Packaging.

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of April 12, 2011

between

SILGAN HOLDINGS INC.

and

GRAHAM PACKAGING COMPANY INC.

INDEX OF DEFINED TERMS

Page
Acceptable Confidentiality Agreement	49
Actions	17
Affiliate	75
Agreement	1
Ancillary Agreements	75
Antitrust Law	54
Bankruptcy and Equity Exception	13
Blackstone Entities	75
Bonus Plans	61
Book-Entry Shares	4
Business Day	75
Cash Consideration	4
Certificate	4
Certificate of Merger	3
Closing	2
Closing Date	3
Code	2
Commitment Letter	41
Commonly Controlled Entity	75
Company	1
Company Adverse Recommendation Change	50
Company Benefit Plan	75
Company Bylaws	11
Company Certificate	11
Company Common Stock	4
Company Disclosure Letter	10
Company Personnel	75
Company Preferred Stock	11
Company Recommendation	13
Company SEC Documents	15
Company Stock Options	11
Company Stock Plan	11
Company Stockholder Approval	26
Company Stockholder Voting Agreement	1
Company Stockholders’ Meeting	51
Company Termination Fee	75
Confidentiality Agreement	53
Continuing Employees	60
Contract	14
D&O Insurance	59
Definitive Agreements	62

DGCL	2
Dissenting Shares	5
Effective Time	3
Eligible Expenses	75
Environmental Law	76
Exchange Act	14
Exchange Agent	6
Exchange Agreement	12
Exchange Fund	6
Exchange Ratio	4
Existing Stockholders ITR Agreement	66
Family ITR Agreement	66
Financing	41
Financing Action	63
Financing Sources	76
Foreign Corrupt Practices Act	19
Foreign Plan	76
Form S-4	52
GAAP	15
Governance Agreements	2
Governmental Entity	14
Hazardous Materials	76
Holdings	76
Holdings Limited Partnership Agreement	76
Holdings Merger Agreement	76
Holdings Stock Options	12
Holdings Stock Plans	12
Holdings Transaction	76
HSR Act	14
Indemnified Parties	58
Infringe	26
Intellectual Property	26
ITR Agreements	66
Joint Proxy Statement	51
Knowledge	76
Law	14
Liens	11
Marketing Period	77
Material Adverse Effect	77
Material Contract	17
Merger	1
Merger Consideration	4
Multiemployer Plan	21
Non-Recourse Party	83
NYSE	15
Operating Partnership	78

v

Option Exchange Ratio	78
Option Unit Exchange Agreement	12
Order	14
Outside Date	69
Parent	1
Parent Benefit Plan	78
Parent Bylaws	29
Parent Certificate	29
Parent Common Stock	1
Parent Disclosure Letter	28
Parent Material Adverse Effect	78
Parent Material Contract	34
Parent Personnel	79
Parent Preferred Stock	29
Parent Recommendation	52
Parent Registration Rights Agreement	1
Parent SEC Documents	32
Parent Share Issuance	31
Parent Stock Options	29
Parent Stock Plans	29
Parent Stockholder Approval	42
Parent Stockholder Voting Agreements	1
Parent Stockholders’ Meeting	51
Parent Termination Fee	79
PBGC	21
Permits	19
person	79
Premium Cap	59
Recapitalization Agreement	79
Release	79
Representatives	79
Required Refinancing Indebtedness	42
SEC	15
Securities Act	14
Special Committee	1
Stock Consideration	4
Subsidiary	80
Superior Proposal	49
Surviving Corporation	2
Takeover Proposal	49
Tax	25
Tax Return	25
Taxing Authority	25
Vote Down Fee	71
Voting Agreements	1
willful and material breach	71

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 12, 2011, and is between Silgan Holdings Inc., a Delaware corporation (“Parent”), and Graham Packaging Company Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company and the General Partner of Holdings have entered into, and approved, the Holdings Merger Agreement.

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the special committee of independent, disinterested directors of the Company formed for the purpose of, among other things, evaluating and making a recommendation to the Board of Directors of the Company with respect to this Agreement and the transactions contemplated hereby (the “Special Committee”), has, by unanimous vote of all of the directors, (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the merger of the Company with and into Parent (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and (iii) subject to Section 4.02, resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent has unanimously (i) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger and (iii) resolved to recommend adoption of this Agreement, including the amendment to the Parent Certificate contemplated by Section 1.05(a), and approval of the Parent Share Issuance by the stockholders of Parent;

WHEREAS, simultaneously with the execution of this Agreement, the Blackstone Entities and Parent are entering into an agreement (the “Company Stockholder Voting Agreement”) pursuant to which, subject to the terms thereof, the Blackstone Entities have agreed, among other things, to vote their shares of Company Common Stock in favor of the adoption of this Agreement;

WHEREAS, simultaneously with the execution of this Agreement, each of the two co-founders of Parent (and certain of their related entities) are entering into an agreement with the Company (the “Parent Stockholder Voting Agreements” and together with the Company Stockholder Voting Agreement, the “Voting Agreements”), pursuant to which, subject to the terms thereof, each of the two co-founders (and certain of their related entities) have agreed, among other things, to vote their shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) in favor of the adoption of this Agreement and the Parent Share Issuance;

WHEREAS, simultaneously with the execution of this Agreement, Parent and the Blackstone Entities are entering into a registration rights agreement, pursuant to which, upon the Effective Time and subject to the terms thereof, Parent has granted to the Blackstone Entities certain registration rights (the “Parent Registration Rights Agreement”);

WHEREAS, simultaneously with the execution of this Agreement, (i) Parent, Parent’s two co-founders and Blackstone Capital Partners III Merchant Banking Fund L.P. are entering into a stockholders agreement relating to a director nomination right and (ii) Parent and Blackstone Capital Partners III Merchant Banking Fund L.P. are entering into a letter agreement relating to certain stockholder matters, in each case to become effective upon the Effective Time (the “Governance Agreements”); and

WHEREAS, for U.S. Federal income tax purposes, it is intended that (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Company shall be merged with and into Parent at the Effective Time. As a result of the Merger, the separate corporate existence of the Company shall cease and Parent shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions); provided that in the event that (a) the condition set forth in Section 6.01(d) is the final condition set forth in Article VI that is satisfied or waived (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), then the Closing shall be required to occur no later than the tenth Business Day following such satisfaction or waiver and (b) on the date on which all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), Parent has not completed its Marketing Period, then the Closing shall be required to occur no later than the earlier to occur of (x) the tenth Business Day following the satisfaction or waiver of such conditions set forth in Article VI and (y) the third Business Day following the last day of the Marketing Period; provided further however that if the Closing has not occurred prior to the Outside Date and all of the conditions set forth in Article VI are satisfied or waived on the third Business Day prior to the Outside Date, then the Closing shall be required to occur on the Outside Date. Notwithstanding the foregoing, the Closing may be consummated at such other time or date as Parent and the Company may agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Ave., New York, New York 10017, unless another place is agreed to by Parent and the Company.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, at the Closing the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Parent shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Parent shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.05. Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the Amended and Restated Certificate of Incorporation, as amended, of Parent shall be amended so as to read in its entirety as set forth in Exhibit A hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law (subject to Section 5.05).

(b) The Amended and Restated By-laws, as amended, of Parent in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law (subject to Section 5.05).

SECTION 1.06. Directors of the Surviving Corporation. The directors of Parent immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers of the Surviving Corporation. The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of the Company’s Common Stock, par value $0.01 per share (the “Company Common Stock”), or of any shares of capital stock of Parent:

(a) Capital Stock of Parent. Each issued and outstanding share of capital stock of Parent outstanding immediately prior to the Effective Time shall remain outstanding and shall not be affected by the Merger.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is directly owned by the Company or that is directly or indirectly owned by Parent immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; provided for the avoidance of doubt, that no shares of Company Common Stock that are owned by a Subsidiary which is directly or indirectly wholly owned by the Company shall be canceled pursuant to this Section 2.01(b).

(c) Conversion of Company Common Stock.

(i) Subject to Section 2.02(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding (1) shares to be canceled in accordance with Section 2.01(b) and (2) any Dissenting Shares) shall be converted into the right to receive (A) 0.402 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Stock Consideration”) and (B) $4.75 in cash, without interest (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). At the Effective Time, all shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.01(c) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), without interest, in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), in the case of certificated shares, and automatically, in the case of book-entry shares.

(ii) In the event that between the date of this Agreement and the Effective Time, there is a change in the number of shares of Parent Common Stock or Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock or Company Common Stock issued and outstanding as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Exchange Ratio shall be appropriately adjusted to reflect such action.

(iii) The right of any holder of Company Common Stock to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) shall, to the extent provided in Section 2.02(j), be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

(iv) At the Effective Time, subject to and in accordance with Section 5.04, all Company Stock Options (including those former Holdings Stock Options) issued and outstanding at the Effective Time shall be assumed by Parent.

(d) Dissenting Shares.

(i) Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted in favor of or consented to the adoption of this Agreement and who are entitled to demand and have properly demanded their rights to be paid the fair value of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be canceled and converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Dissenting Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been canceled, at the Effective Time, and the holder thereof shall be entitled to receive the Merger Consideration, as applicable (payable without any interest thereon), as compensation for such cancellation.

(ii) The Company shall give Parent reasonably prompt notice of any notice received by the Company of intent to demand the fair value of any shares of Company Common Stock, withdrawals of such notices and any other instruments or notices served pursuant to Section 262 of the DGCL and Parent shall direct negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by an Order, (x) make any payment or other commitment with respect to any such exercise of appraisal rights, (y) offer to settle or settle any such rights or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

SECTION 2.02. Exchange of Certificates; Book Entry Shares.

(a) Exchange Agent. Prior to the Effective Time, Parent shall enter into an exchange agent agreement in form and substance reasonably acceptable to the Company with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) and shall deposit, with the Exchange Agent for the benefit of the holders of Certificates and Book-Entry Shares, book-entry shares (or certificates if requested) representing shares of Parent Common Stock and cash in an aggregate amount equal to the number of shares or amount of cash (as applicable) into which such shares of Company Common Stock have been converted pursuant to Section 2.01(c). In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time at or after the Effective Time, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). All shares of Parent Common Stock, cash, dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the “Exchange Fund”. The Exchange Agent shall deliver the Parent Common Stock, cash, dividends and distributions contemplated to be issued and delivered pursuant to Sections 2.01 and 2.02(c) out of the Exchange Fund. Except to the extent set forth in Section 2.02(h), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) Certificates. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). Each holder of record of one or more Certificates shall, upon surrender to the Exchange Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as practicable (i) the amount of cash to which such holder is entitled pursuant to Section 2.01(c), (ii) shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder of record) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.01(c) (after taking into account all shares of Company Common Stock then held by such holder), (iii) any dividends or distributions payable pursuant to Section 2.02(c) and (iv) cash in lieu of any fractional shares payable pursuant to Section 2.02(e), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of a Certificate which is not registered in the transfer records of the Company, payment of the Merger Consideration, any dividends or distributions payable pursuant to Section 2.02(c) and any cash in lieu of any fractional shares payable pursuant to Section 2.02(e) may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article II.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time (i) the amount of cash to which such holder is entitled pursuant to Section 2.01(c), (ii) shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder of record) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.01(c) (after taking into account all shares of Company Common Stock then held by such holder), (iii) any dividends or distributions payable pursuant to Section 2.02(c) and (iv) cash in lieu of any fractional shares payable pursuant to Section 2.02(e), and the Book-Entry Shares of such holder shall forthwith be canceled.

(c) Distributions with Respect to Unexchanged Shares.

(i) Certificates. No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.02(e), in each case until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article II. Following the surrender of any Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock, issued in exchange therefor, without interest, (A) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(ii) Book-Entry Shares. Holders of Book-Entry Shares who are entitled to receive shares of Parent Common Stock under this Article II shall be paid (A) at the time of payment of such Parent Common Stock by the Exchange Agent under Section 2.02(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such payment by the Exchange Agent under Section 2.02(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 2.02(b) payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) paid upon the surrender of Certificates (or automatically, in the case of Book-Entry Shares) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or such Book-Entry Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on the shares of Company Common Stock in accordance with the terms of this Agreement prior to the Effective Time. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of and exchanged as provided in this Article II.

(e) No Fractional Shares. No certificates or scrip representing fractional shares or book-entry credit of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or upon the conversion of Book-Entry Shares, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (rounded to the nearest cent) equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock formerly represented by all Certificates surrendered by such holder and all Book-Entry Shares formerly held by such holder that are converted) would otherwise be entitled by (B) the per share closing price of Parent Common Stock on the Nasdaq Global Select Market on the last trading day immediately prior to the Closing Date.

(f) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) in accordance with this Article II.

(g) No Liability. None of Parent, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock, cash, dividends or other distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered immediately prior to such date on which any Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) would otherwise escheat to or become the property of any Governmental Entity), any such shares (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to and be income of Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book Entry Shares pursuant to this Article II. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), in each case pursuant to this Article II.

(j) Withholding Rights. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, the Treasury Regulations thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties of the Company. Except as disclosed in the Company SEC Documents filed or furnished with the SEC since January 1, 2010 and publicly available at least three (3) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosure set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature), and except as set forth in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any items or matters set forth in one Section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds and each other Section or subsection of this Agreement to the extent the relevance of such items or matters to such other Section or subsection of this Agreement is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent as follows:

(a) Organization, Standing and Corporate Power. The Company and each of its Subsidiaries has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except, in the case of Subsidiaries that, individually or in the aggregate, do not own more than 5% of the consolidated assets of the Company and its Subsidiaries as of December 31, 2010, where the failure to be so organized, existing and in good standing, or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing (with respect to jurisdictions that recognize that concept) individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the date of this Agreement, true, complete and accurate copies of the Restated Certificate of Incorporation of the Company (the “Company Certificate”), and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), in each case as amended to the date hereof.

(b) Subsidiaries. Section 3.01(b) of the Company Disclosure Letter lists, as of the date hereof, each Subsidiary of the Company (including its jurisdiction of incorporation or formation). Except as set forth on Section 3.01(b) of the Company Disclosure Letter, all of the outstanding capital stock of, or other equity interests in, each Subsidiary of the Company, are directly or indirectly owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary owned by the Company have been validly issued and are fully paid and nonassessable and free of any preemptive rights, and are owned directly or indirectly by the Company free and clear of all pledges, liens (statutory or other), charges, claims, options, rights of first offer or refusal, third-party rights, encumbrances or security interests of any kind or nature whatsoever (other than liens, charges and encumbrances for current Taxes not yet due and payable) (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Each of the Company and its Subsidiaries does not own, directly or indirectly, any capital stock or other equity interest in any person other than the Subsidiaries set forth on Section 3.01(b) of the Company Disclosure Letter.

(c) Capital Structure. The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on April 11, 2011:

(i) 65,695,729 shares of Company Common Stock were issued and outstanding (which number includes no shares of Company Common Stock held by the Company in its treasury);

(ii) 2,080,105 shares of Company Common Stock were reserved and available for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of Company Stock Options issued pursuant to the Amended and Restated Graham Packaging Company Inc. 2010 Equity Compensation Plan (the “Company Stock Plan”), of which 835,522 shares of Company Common Stock were subject to outstanding options to purchase Company Common Stock (“Company Stock Options”) or agreements to grant Company Stock Options;

(iii) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares;

(iv) no shares of Company Common Stock were held by any Subsidiary of the Company;

(v) 4,531,607 shares of Company Common Stock were reserved and available for issuance upon the exchange of 4,531,607 outstanding limited partnership units of Holdings for shares of Company Common Stock at any time and from time to time on a one-for-one basis, pursuant to the Exchange Agreement by and among the Company, Holdings, Graham Packaging Corporation and GPC Holdings, L.P., dated as of February 10, 2010 (the “Exchange Agreement”);

(vi) 2,476,248 limited partnership units of Holdings were reserved and available for issuance upon or otherwise deliverable in connection with the exercise of Holdings Stock Options issued pursuant to the 1998 Holdings Management Option Plan, the 2004 Holdings Management Option Plan and the 2008 Holdings Management Option Plan (collectively, the “Holdings Stock Plans”), of which 2,476,248 limited partnership units of Holdings were subject to outstanding options to purchase limited partnership units (“Holdings Stock Options”) or agreements to grant Holdings Stock Options and 2,476,248 shares of Company Common Stock were reserved and available for issuance upon the exchange of 2,476,248 limited partnership units of Holdings for shares of Company Common Stock at any time and from time to time on a one-for-one basis, pursuant to the Management Option Unit Exchange Agreements (each, an “Option Unit Exchange Agreement”) entered into from time to time among the Company, Holdings and Company Personnel; and

(vii) except as set forth in this Section 3.01(c) and except for changes since April 11, 2011 resulting from the issuance of shares of Company Common Stock pursuant to the Company Stock Options set forth above in this Section 3.01(c) or as expressly permitted by Section 4.01(a), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any Subsidiary of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Subsidiary of the Company or (D) any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options) that are linked to the value of Company Common Stock and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities (except pursuant to the forfeiture of Company Stock Options or the acquisition by the Company of shares of Company Common Stock in settlement of the exercise price of a Company Stock Option or for purposes of satisfying Tax withholding obligations with respect to holders of Company Stock Options). All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities.

(d) Indebtedness. Section 3.01(d) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of (x) each agreement, indenture or contract pursuant to which any indebtedness for borrowed money of the Company or its Subsidiaries (other than intercompany indebtedness between Holdings and any of its wholly owned Subsidiaries or between such wholly owned Subsidiaries) is outstanding or may be incurred in an amount in excess of $10 million and (y) each guarantee by the Company or its Subsidiaries of indebtedness for borrowed money of another Person (other than Holdings or a wholly owned Subsidiary of Holdings) in an amount in excess of $10 million.

(e) Authority.

(i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than the receipt of the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).

(ii) The Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, at a duly called and held meeting has, by unanimous vote of all of the directors, (i) determined that it is fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger and the other transactions contemplated hereby, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger upon the terms and subject to the conditions set forth in this Agreement, (iii) directed that the Company submit the adoption of this Agreement to a vote at a meeting of the stockholders of the Company in accordance with the terms of this Agreement, and (iv) subject to Section 4.02, resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Recommendation”) at the Company Stockholders’ Meeting, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.

(f) Noncontravention. The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of the Company or any of its Subsidiaries under, or require any consent or approval by, or any notice to, any person under, (i) subject to receipt of the Company Stockholder Approval, the Company Certificate or the Company Bylaws, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, distribution agreement or other contract, agreement, obligation, commitment or instrument (each, including all amendments, modifications and supplements thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties, rights or assets is subject or (iii) subject to receipt of the Company Stockholder Approval and the governmental filings and other matters referred to in the following sentence, any (A) federal, state, local or foreign statute, law (including common law), ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company, or any of its Subsidiaries or any of its properties, rights or assets or (B) order, writ, injunction, decree, judgment, award, summons, notice of violation, directive, notice or demand letter or request for information, settlement or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries or their respective properties, rights or assets, other than, in the case of clause (ii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that arise as a result of the consummation of the transactions contemplated by the Holdings Merger Agreement and, in the case of clauses (ii) and (iii), for (1) any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens and (2) any failure to obtain any such consents or approvals, in the case of clauses (1) and (2), that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any international, national, regional, state, local or other government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party or the consummation of the Merger or the other transactions contemplated by this Agreement and such Ancillary Agreements, except for (1) (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and the expiration or earlier termination of the waiting period required thereunder, and (B) filings with respect to, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (2) applicable requirements of the Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder, the “Securities Act”), the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), other applicable foreign securities laws, and state securities, takeover and “blue sky” laws, as may be required in connection with this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (4) any filings with and approvals of the New York Stock Exchange (the “NYSE”) and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(g) Company SEC Documents.

(i) The Company has timely filed or furnished all reports, schedules, forms, statements, prospectuses, registration statements and other documents (including exhibits and schedules thereto and other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) required to be filed or furnished by the Company under the Exchange Act since February 10, 2010 and Holdings has timely filed or furnished all reports, schedules, forms, statements, prospectuses, registration statements and other documents (including exhibits and schedules thereto and other information incorporated therein) with the SEC required to be filed or furnished by Holdings under the Exchange Act since January 1, 2008 (such documents, together with any documents filed or furnished during such period by the Company or Holdings to the SEC on a voluntary basis, the “Company SEC Documents”). Each of the Company SEC Documents, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Document, and none of the Company SEC Documents when filed or, if amended, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including the related notes and schedules thereto) of the Company and Holdings included in the Company SEC Documents (or incorporated therein by reference) complied at the time it was filed or, if amended, as of the date of such most recent amendment, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing or amendment, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company or Holdings, as applicable, and their consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal period-end audit adjustments). There are no outstanding comments from the SEC with respect to any of the Company SEC Documents. None of the Subsidiaries of the Company (other than Holdings) are, or have at any time since January 1, 2008 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii) The Company is in compliance with, and has complied since February 10, 2010 in all material respects with, the applicable listing and corporate governance rules and regulations of the NYSE.

(iii) Since January 1, 2008, to the Knowledge of the Company, no executive officer or director of the Company has received or otherwise had or obtained knowledge of, and to the Knowledge of the Company, no auditor, accountant, or representative of the Company has provided written notice to the Company or any executive officer or director of, any substantive complaint or allegation that the Company or any of its Subsidiaries has engaged in improper accounting practices. Since January 1, 2008, to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries has reported to the current Board of Directors of the Company or any committee thereof or to any current director or executive officer of the Company evidence of a material violation of United States or other securities laws or breach of fiduciary duty by the Company or any of its executive officers or directors.

(iv) Except as reflected or reserved against in the most recent balance sheet of the Company included in the Company SEC Documents filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise), other than (A) liabilities or obligations incurred since January 1, 2011 in the ordinary course of business consistent with past practice, (B) liabilities or obligations incurred pursuant to this Agreement, (C) liabilities or obligations not required to be set forth on the consolidated balance sheet of the Company under GAAP or (D) liabilities or obligations that individually or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements or other Company SEC Documents.

(h) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented, and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and the stockholders of Parent and at the time of the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent. The portions of the Joint Proxy Statement supplied by the Company will comply as to form in all material respects with the requirements of the Exchange Act.

(i) Absence of Certain Changes or Events. Since January 1, 2011, there has not been any effect, event, development, change, state of facts, condition or occurrence that has, individually or in the aggregate, had or would reasonably be expected to have, a Material Adverse Effect. Since January 1, 2011 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice.

(j) Litigation. There are no actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations (“Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets, rights or properties, or, to the Knowledge of the Company, any present or former officer, director or employee of the Company or its Subsidiaries in their capacity as such, that (i) individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect or (ii) as of the date hereof, challenge or seek to prevent, enjoin, alter in any material respect or materially delay the Merger or any of the other transactions contemplated hereby. Neither the Company nor any of its Subsidiaries nor any of their respective properties, rights or assets, nor, to the Knowledge of the Company, any present or former officer, director or employee of the Company or its Subsidiaries in their capacity as such, is or are subject to any Order that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect, or is or would reasonably be expected to prevent, enjoin, alter in any material respect or materially delay the Merger or any of the other transactions contemplated hereby.

(k) Material Contracts.

(i) For purposes of this Agreement, a “Material Contract” shall mean any of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement:

(A) Contracts required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act;

(B) Contracts with the 20 largest customers and 5 largest suppliers of the Company and its Subsidiaries, taken as a whole, in each case based on the aggregate sales or purchases, as applicable, for the fiscal year ended December 31, 2010;

(C) Contracts with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, related to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole, or in which the Company owns more than a 10% voting or economic interest, or with respect to which the Company has obligations, including contingent obligations, of more than $5 million individually or in the aggregate;

(D) Each Contract set forth on Section 3.01(d) of the Company Disclosure Letter;

(E) Contracts that relate to an acquisition, divestiture, merger or similar transaction, regardless of whether such transaction has yet been consummated, that contains representations, covenants, indemnities or other obligations (including payment, indemnification, “earn-out” or other contingent obligations) that are in effect and could reasonably be expected to result in payments in excess of $10 million individually or in the aggregate;

(F) Contracts that prohibit the payment of dividends or distributions in respect of the Company Common Stock or the capital stock of the Subsidiaries of the Company, prohibits the pledging of the Company Common Stock or capital stock of the Subsidiaries of the Company or prohibits the issuance of guarantees by any Subsidiary of the Company;

(G) Contracts containing any covenant limiting or prohibiting in any material respect the right of the Company or any of its Subsidiaries (or, after the Closing Date, Parent or any of its Subsidiaries) to engage in any line of business, to distribute or offer any products or services, or to compete or engage with any Person in any line of business; and

(H) Contracts which grant any exclusive rights, right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries.

(ii) The Company has made available to Parent in the Company’s virtual data room, prior to the date hereof, true, correct and complete copies of each Material Contract (other than those described in clause (B) of the definition of Material Contract).

(iii) Except as individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect, (a) each Material Contract is valid, binding and enforceable in accordance with its respective terms against the Company or its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto, and in full force and effect, subject to the Bankruptcy and Equity Exception, except to the extent that it has previously expired in accordance with its terms, (b) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any counterparty to any Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract and (c) no party to any Material Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Material Contract and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any Material Contract, has repudiated in writing any provision thereof.

(l) Compliance with Laws; Permits.

(i) Except for those exceptions or matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect:

(A) each of the Company and its Subsidiaries is and has been since January 1, 2008 in compliance with all Laws and Orders applicable to it, its properties, rights or assets or its business or operations;

(B) the Company and each of its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, exemptions, notices and permits of or with all Governmental Entities (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted and as were conducted through the most recently completed fiscal year, and neither the Company nor any of its Subsidiaries has reason to believe that any such Permit will be revoked, will not be renewed, or will be modified on terms more burdensome than currently applicable;

(C) there has occurred no default under, or violation of, any such Permit, and the Company and each of its Subsidiaries is in compliance with the terms of the Permits; and

(D) the consummation of the Merger would not cause the revocation, modification or cancellation of any such Permit.

(ii) To the Company’s Knowledge, (a) it is in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”) and any other United States and foreign Laws concerning corrupting payments; and (b) since January 1, 2008, the Company has not been investigated by any Governmental Entity with respect to, or given notice by a Governmental Entity of, any violation by the Company of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments.

This paragraph (l) does not relate to labor or employment matters, ERISA matters, Tax matters or Intellectual Property matters, those topics being the subject of paragraphs (m), (o), (p), and (r), as applicable.

(m) Labor Relations and Other Employment Matters. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, (x) neither the Company nor any of its Subsidiaries has (1) breached or otherwise failed to comply with any provision of any collective bargaining agreement, works council agreement or other labor union contract applicable to any of the employees of the Company or any of its Subsidiaries or (2) received notice during the past three years from any Governmental Entity relating to or concerning any audit or investigation of the Company or any of its Subsidiaries, regarding any labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws, and to the Knowledge of the Company, no such audit or investigation is in progress or anticipated, (y) there are no, and since January 1, 2008 have not been any: (i) labor disputes, strikes, organizing activities or work stoppages against the Company or any of its Subsidiaries, (ii) attempts by any labor organization to represent for collective bargaining purposes any of the employees of the Company or any of its Subsidiaries, or (iii) “plant closings” or “mass layoffs” (as those terms are defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local law) by the Company or any of its Subsidiaries, without complying with the notice requirements of such Laws and (z) the Company and each of its Subsidiaries is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

(n) Environmental Matters. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries are, and within all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) the Company and its Subsidiaries possess all Permits currently required under applicable Environmental Laws, and within all applicable statutes of limitation have been, in compliance with the terms and conditions of such Permits, and neither the Company nor any of its Subsidiaries has received written notice that any such Permits possessed by the Company or any of its Subsidiaries will be revoked, suspended, adversely modified, or will not be renewed, and to the Knowledge of the Company, there is no reasonable basis for revoking, suspending, adversely modifying, or not renewing any such Permit; (iii) there are no Actions pending against or, to the Knowledge of the Company, threatened against or affecting, and there is no Order outstanding against or, to the Knowledge of the Company, affecting, the Company or any of its Subsidiaries under any Environmental Laws or regarding any Hazardous Materials, and neither the Company nor any of its Subsidiaries has any realized or, to the Knowledge of the Company, unrealized liability under any applicable Environmental Law that has not been resolved; (iv) neither the Company nor any of its Subsidiaries is currently investigating or remediating, nor has agreed to pay for the investigation or remediation of, any Release of Hazardous Materials at any real property currently or formerly owned or leased by any of them or at any other location; and (v) Hazardous Materials have not been Released or threatened to be Released by the Company or any of its Subsidiaries, and to the Knowledge of the Company are not otherwise present, at any real property currently or formerly owned or leased by the Company or any of its Subsidiaries or at any other location under circumstances or conditions that would reasonably be expected to result in liability of, a claim against, or to interfere with the operations of or otherwise adversely affect, the Company or any of its Subsidiaries.

(o) ERISA Compliance.

(i) Each Company Benefit Plan has been administered in all material respects in accordance with its terms except as, individually or in the aggregate, has not had, or would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries (with respect to each Company Benefit Plan) and each Company Benefit Plan, are in compliance in all respects with the applicable provisions of ERISA, the Code, and all other applicable Laws, except, in each case, for noncompliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(ii) All Company Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such Company Benefit Plans are so qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA.

(iii) With respect to any multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) to which the Company, its Subsidiaries or any entity which is or was a Commonly Controlled Entity with either the Company or any of its Subsidiaries has any liability or contributes (or has at any time contributed or had an obligation to contribute), no such Multiemployer Plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively). Neither the Company, nor any Subsidiary, nor any entity that is or has been a Commonly Controlled Entity with respect to either the Company or any Subsidiary: (A) has any unsatisfied obligations in respect of a complete or partial withdrawal from a Multiemployer Plan, (B) is subject to more than $10 million in liability (as of the date of this Agreement) as a result of a complete withdrawal from all Multiemployer Plans, or (C) has, as of the date of this Agreement, received any written notification from the sponsor of any Multiemployer Plan that such Multiemployer Plan is either in critical or endangered status within the meaning of Code Section 432.

(iv) With respect to each Company Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (A) neither the Company, its Subsidiaries nor any Commonly Controlled Entity has any unsatisfied liability under Title IV of ERISA, (B) no condition exists that presents a material risk to the Company or any Commonly Controlled Entity of incurring a material liability under Title IV of ERISA, (C) the Pension Benefit Guaranty Corporation (the “PBGC”) has not instituted proceedings under Section 4042 of ERISA to terminate any Company Benefit Plan, (D) no event has occurred that would be reasonably expected to subject the Company, any Subsidiary of the Company or any Commonly Controlled Entity, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations, (E) except as set forth in the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, all premium payments required to have been made to the PBGC have been paid, and (F) except as set forth in the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the present value of all “benefit liabilities” (whether or not vested) (as defined in ERISA Section 4001(a)(16) under each such Company Benefit Plan did not exceed the current value of such plan’s assets of the most recent actuarial valuation date.

(v) With respect to each Company Benefit Plan that provides health, medical or life insurance benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service, such Company Benefit Plan may be amended to reduce benefits or limit the liability of the Company or any of its Subsidiaries or terminated, in each case, without material liability to the Company or any of its Subsidiaries on or at any time after the Effective Time.

(vi) With respect to each Company Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (A) there are no Actions by any Governmental Entity with respect to termination proceedings, (B) there are no claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that are pending, threatened or in progress, (C) to the Knowledge of the Company, there are not any facts that could give rise to any liability in the event of any such Action, and (D) no written or oral communication has been received from the PBGC in respect of any Company Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.

(vii) With respect to each Company Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), and (B) there has not occurred a reportable event (as such term is defined in Section 4043(c) of ERISA).

(viii) Except as set forth on Section 3.01(o)(viii) of the Company Disclosure Letter, none of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan, or (C) result in payments under any Company Benefit Plan that would not be deductible under Section 280G of the Code. The Company has not paid any amounts to its employees that would not be deductible pursuant to the terms of Code Section 162(m).

(ix) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement, the Company has not received a notice of any breach of Section 409A of the Code which individually or in the aggregate has resulted in any liability to any Company employee.

(x) Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any Subsidiary has terminated or taken action within the last six (6) taxable years to terminate (in part or in whole) any employee benefit plans as defined in ERISA Section 3(3), (ii) neither the Company nor any Subsidiary has any liability to, and has not received written notice alleging such liability from the PBGC, any other government agency or any participant in or beneficiary of any employee benefit plan, nor is the Company or any Subsidiary liable for any excise, income or other tax or penalty as a result of or in connection with such termination, and (iii) the Company or its Subsidiary, as the case may be, has obtained a favorable determination letter from the Internal Revenue Service with respect to such termination and, with respect to each such terminated plan subject to the jurisdiction of the PBGC, has not received a notice of non-compliance from the PBGC with respect to the termination of each of such pension plans as defined in ERISA Section 3(2), true, complete and correct copies of which have been delivered to Parent.

(p) Taxes.

(i) The Company and each of its Subsidiaries have (A) timely filed (or had timely filed on their behalf) with the appropriate Taxing Authority all material Tax Returns required to be filed by them (giving effect to all extensions), and all such Tax Returns are true, correct and complete in all material respects and (B) timely paid (or had timely paid on their behalf) all material Taxes, whether or not reflected on a Tax Return, required to have been paid by them or have established on the Company’s consolidated financial statements adequate reserves, in accordance with GAAP, for such Taxes.

(ii) There are no material liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established.

(iii) No deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of its Subsidiaries and there is no outstanding audit, assessment dispute or claim pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

(iv) None of the Company or any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company) or (B) has any liability for a material amount of Taxes of another person arising under the application of Section 1.1502-6 of the Treasury Regulations or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

(v) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that any such entity is, or may be, subject to a material amount of taxation by that jurisdiction.

(vi) None of the Company or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations. Since March 30, 2010, to the Knowledge of the Company, none of the Company or any of its Subsidiaries has participated in a transaction lacking economic substance (within the meaning of Section 7701(o) of the Code) or failing to meet the requirements of any similar rule of Law.

(vii) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(viii) None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(ix) The Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) Section 108(i) of the Code.

(x) Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(xi) Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding and paying over of Taxes.

(xii) The modifications made pursuant to that certain Fourth Amendment to Credit Agreement, dated as of May 28, 2009, among Holdings, the Operating Partnership, as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein and Deutsche Bank AG Cayman Islands Branch, as administrative agent for the lenders, did not result in the creation of cancellation of indebtedness income under Treasury Regulations Section 1.1001-3 or otherwise, for the Company or any of its Subsidiaries.

(xiii) As used in this Agreement, (A) “Tax” means all domestic or foreign federal, state or local taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value-added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other kind of tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, and such term shall include any interest, penalties, fines, related liabilities or additions to tax attributable to such taxes, charges, fines, levies or other assessments; (B) “Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority; and (C) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with a Taxing Authority with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments thereto.

(q) Title to Properties. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect: (A) the Company and each of its Subsidiaries has good, valid and marketable title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all real property owned, leased, subleased or licensed by the Company or one of its Subsidiaries, as the case may be, free and clear of all Liens, except for minor defects in title, recorded easements, restrictive covenants and similar encumbrances of record; (B) the Company and each of its Subsidiaries has complied with the terms of all leases of real property that are material to the Company and its Subsidiaries, taken as a whole, and all such leases are in full force and effect, enforceable in accordance with their terms against the Company or Subsidiary party thereto and, to the Knowledge of the Company, the counterparties thereto; and (C) neither the Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such lease.

(r) Intellectual Property.

(i) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: (A) the Company and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens; (B) no Actions (including oppositions, interferences, cancellations, or other proceedings) or orders are pending or, to the Knowledge of the Company, have been threatened (including cease and desist letters or requests for a license) in the last year against the Company or its Subsidiaries with regard to any Intellectual Property; (C) the operation of the Company and its Subsidiaries’ businesses as currently conducted does not improperly use any Intellectual Property and does not infringe, misappropriate or violate (“Infringe”) the Intellectual Property of any other person and, to the Knowledge of the Company, no person is Infringing the Company’s or any of its Subsidiaries’ Intellectual Property; (D) other than the items allowed to lapse or expire in the ordinary course, all material registrations and applications for Intellectual Property owned by the Company or any of its Subsidiaries, are subsisting and unexpired, have not been abandoned or canceled and to the Knowledge of the Company, are valid and enforceable; (E) the Company and its Subsidiaries take commercially reasonable actions to protect their Intellectual Property (including trade secrets and confidential information), and have required all persons who create, invent or contribute to material proprietary Intellectual Property to assign in writing all of their rights therein to the Company or its Subsidiaries; and (F) the Company and its Subsidiaries take commercially reasonable actions to maintain and protect the integrity, security and operation of their software, networks, databases, systems and websites (and all information transmitted thereby or stored therein), and there have been no violations or outages of same.

(ii) “Intellectual Property” shall mean all intellectual property rights, including without limitation patents, inventions, technology, discoveries, utility models, processes, formulae and know-how, copyrights and copyrightable works (including software, databases, applications, code, systems, networks, website content, documentation and related items), trademarks, service marks, trade names, logos, domain names, corporate names, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, trade secrets, customer data and other confidential or proprietary information, and applications for and registrations of the foregoing (including divisionals, provisionals, continuations, continuations-in-part, reissues, re-examinations, foreign counterparts and renewals).

(s) Affiliate Transactions. Since January 1, 2009 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and The Blackstone Group L.P., any of The Blackstone Group L.P.’s portfolio companies or the Affiliates of the Company on the other hand, that (i) would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents or (ii) are material to the Company and its Subsidiaries, taken as a whole.

(t) Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting or any adjournment or postponement thereof, is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

(u) State Takeover Laws; Company Certificate Provisions. Assuming the accuracy of the representations and warranties of Parent set forth in Section 3.02, no state anti-takeover statute or regulation, nor any takeover-related provision in the Company Certificate or Company Bylaws, is applicable to Parent, this Agreement, the Ancillary Agreements or the Merger that would (i) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the Merger or the other transactions contemplated hereby, (ii) have the effect of invalidating or voiding this Agreement or the Ancillary Agreements, or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Parent to any impediment or condition in connection with the exercise of any of its rights under this Agreement, the Ancillary Agreements or the Certificate of Merger.

(v) Holdings Merger. Each of the Company and Holdings has all requisite corporate, partnership or other power and authority to execute and deliver the Holdings Merger Agreement and to perform its obligations under such agreement and to consummate the merger contemplated by such agreement. The execution, delivery and performance of the Holdings Merger Agreement by the Company and Holdings and the consummation by such parties of the merger contemplated by such agreement have been duly authorized by all necessary corporate, partnership or other action on the part of the Company and Holdings and no other corporate, partnership or other proceedings on the part of the Company or Holdings are necessary to authorize the Holdings Merger Agreement or to consummate the merger contemplated by such agreement. Holdings has obtained all consents and approvals required from its general and limited partners in order to consummate the Holdings Transaction. The Holdings Merger Agreement has been duly executed and delivered by the Company and Holdings, and constitutes a legal, valid and binding obligation of each of the Company and Holdings, enforceable against such parties in accordance with its terms, subject to the Bankruptcy and Equity Exception. The execution, delivery and performance of the Holdings Merger Agreement by the Company and Holdings do not, and the consummation by such parties of the merger contemplated by such agreement and compliance by such parties with the provisions of such agreement will not, conflict with, or result in any violation or breach of, (i) the organizational documents of such entity or (ii) any Law or Order applicable to such party or any of its Subsidiaries or any of its properties, rights or assets. Pursuant to the Holdings Transaction, all outstanding partnership or other equity interests in Holdings shall be cancelled and shall cease to exist, and, in the case of limited partnership interests of Holdings that are not held by the Company, shall be converted into shares of Company Common Stock in accordance with the terms of the Exchange Agreement prior to the Effective Time. At the Effective Time, each of the Recapitalization Agreement, the Exchange Agreement and the Holdings Limited Partnership Agreement shall have been terminated and no further obligations shall exist under such agreements.

(w) Brokers and Other Advisors.

(i) No broker, investment banker, financial advisor or other person (other than J.P. Morgan Securities LLC) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A true, correct and complete copy of the Special Committee’s engagement letter with J.P. Morgan Securities LLC has previously been provided to Parent.

(ii) As of the date of this Agreement, no financial advisor, legal counsel or consultant has been, engaged by or on behalf of the Company or any of its Subsidiaries, the Company’s Board of Directors or the Special Committee in connection with the transactions contemplated by this Agreement other than J.P. Morgan Securities LLC, Deloitte & Touche LLP, Bain & Company, Inc., Simpson Thacher & Bartlett LLP

and Abrams & Bayliss LLP. The Company has provided Parent with a good faith estimate of all of the expenses incurred or to be incurred by or on behalf of the Company and any of its Subsidiaries, the Company’s Board of Directors and the Special Committee, payable to such advisors, in connection with the transactions contemplated by this Agreement.

(x) Opinion of Financial Advisors. The Special Committee and the Board of Directors of the Company have received the opinion of J.P. Morgan Securities LLC, dated as of the date of this Agreement and addressed to the Special Committee to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the shares of Company Common Stock entitled to receive the Merger Consideration (other than Blackstone Capital Partners III L.P. and its affiliated entities (other than the Company) and members of the Graham family and their affiliated entities).

(y) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.01, Parent acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent in connection with this Agreement or the transactions contemplated hereby.

SECTION 3.02. Representations and Warranties of Parent. Except as disclosed in the Parent SEC Documents filed or furnished with the SEC since January 1, 2010 and publicly available at least three (3) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosure set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature), and except as set forth in the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any items or matters set forth in one Section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds and each other Section or subsection of this Agreement to the extent the relevance of such items or matters to such other Section or subsection of this Agreement is reasonably apparent on the face of such disclosure), Parent represents and warrants to the Company as follows:

(a) Organization, Standing and Corporate Power. Parent and each of its Subsidiaries has been duly organized and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except, in the case of Subsidiaries that, individually or in the aggregate, do not own more than 5% of the consolidated assets of Parent and its Subsidiaries as of December 31, 2010, where the failure to be so organized, existing and in good standing, or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing (with respect to jurisdictions that recognize that concept) individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company, prior to the date of this Agreement, true, complete and accurate copies of the Amended and Restated Certificate of Incorporation of Parent (the “Parent Certificate”) and the Amended and Restated By-laws of Parent (the “Parent Bylaws”), in each case as amended to the date hereof.

(b) Subsidiaries. Section 3.02(b) of the Parent Disclosure Letter lists, as of the date hereof, each Subsidiary of Parent (including its jurisdiction of incorporation or formation). All of the outstanding capital stock of, or other equity interests in, each Subsidiary of Parent, are directly or indirectly owned by Parent. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary owned by Parent have been validly issued and are fully paid and nonassessable and free of any preemptive rights, and are owned directly or indirectly by Parent free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Each of Parent and its Subsidiaries does not own, directly or indirectly, any capital stock or other equity interest in any person other than the Subsidiaries set forth in Section 3.02(b) of the Parent Disclosure Letter.

(c) Capital Structure.

(i) The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). At the close of business on April 11, 2011:

(A) 87,302,355 shares of Parent Common Stock were issued and outstanding (which number includes 17,216,832 shares of Parent Common Stock held by Parent in its treasury);

(B) no shares of Parent Preferred Stock were issued or outstanding or were held by Parent as treasury shares;

(C) 3,035,764 shares of Parent Common Stock were reserved and available for issuance upon or otherwise deliverable in connection with (i) the grant of equity-based awards in the ordinary course of business or the exercise of Parent Stock Options pursuant to the Silgan Holdings Inc. 2004 Stock Incentive Plan, Silgan Holdings Inc. 2002 Non-Employee Directors Stock Option Plan and Silgan Holdings Inc. Fourth Amended and Restated 1989 Stock Option Plan (the “Parent Stock Plans”), of which 253,893 shares of Parent Common Stock were subject to outstanding options to purchase Parent Common Stock (“Parent Stock Options”) or agreements to grant Parent Stock Options or (ii) 800,496 restricted stock units outstanding (representing the right to receive 800,496 shares of Parent Common Stock upon vesting);

(D) no shares of Parent Common Stock were held by any Subsidiary of Parent; and

(E) except as set forth above in this Section 3.02(c) and except for changes since April 11, 2011 resulting from the issuance of Parent Common Stock pursuant to Parent Stock Options or the settlement of restricted stock units as expressly permitted by Section 4.01(b), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of Parent, (B) any securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Parent or any of its Subsidiaries, (C) any warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or any obligation of Parent or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent or any of its Subsidiaries or (D) any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Parent Common Stock on a deferred basis or other rights (other than Parent Stock Options and restricted stock units) that are linked to the value of Parent Common Stock and (y) there are not any outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities (except pursuant to the forfeiture of Parent Stock Options or the acquisition by Parent of shares of Parent Common Stock in settlement of the exercise price of a Parent Stock Option or for purposes of satisfying Tax withholding obligations with respect to holders of Parent Stock Options or restricted stock units). All outstanding Parent Stock Options are evidenced by stock option agreements or other award agreements. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Neither Parent nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities.

(ii) All outstanding shares of capital stock of Parent are, and all shares which will be issued in connection with the Merger or may be issued under Parent’s stock incentive plans and other employment arrangements will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(d) Indebtedness. Section 3.02(d) of the Parent Disclosure Letter sets forth as of the date of this Agreement a list of (x) each agreement, indenture or contract pursuant to which any indebtedness for borrowed money of Parent or its Subsidiaries (other than intercompany indebtedness between Parent and any of its wholly owned Subsidiaries or between such wholly owned Subsidiaries) is outstanding or may be incurred in an amount in excess of $10 million and (y) each guarantee by Parent or its Subsidiaries of indebtedness for borrowed money of another Person (other than Parent or a wholly owned Subsidiary of Parent) in an amount in excess of $10 million.

(e) Authority.

(i) Parent has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Parent Stockholder Approval, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than the receipt of the Parent Stockholder Approval). This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The Board of Directors of Parent at a duly called and held meeting has, by unanimous vote of all of the directors, (i) determined that it is fair to and in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger and the other transactions contemplated hereby, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger upon the terms and subject to the conditions set forth in this Agreement, (iii) directed that Parent submit the adoption of this Agreement and the proposal to issue shares of Parent Common Stock required to be issued in the Merger to the holders of Parent Common Stock for their approval in accordance with the terms of this Agreement, and (iv) resolved to recommend (the “Parent Recommendation”) that the stockholders of Parent adopt this Agreement, including to approve the amendment to the Parent Certificate contemplated by Section 1.05(a), and approve the proposal to issue shares of Parent Common Stock required to be issued in the Merger pursuant to this Agreement (the “Parent Share Issuance”) at the Parent Stockholders’ Meeting, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.

(f) Noncontravention. The execution, delivery and performance of this Agreement and the Company Stockholder Voting Agreement by Parent do not, and the consummation by Parent of the Merger and the other transactions contemplated by this Agreement and the Company Stockholder Voting Agreement and compliance by Parent with the provisions of this Agreement and the Company Stockholder Voting Agreement, as applicable, will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of Parent or any of its Subsidiaries under, or require any consent or approval by, or any notice to, any person under, (i) subject to receipt of the Parent Stockholder Approval, the Parent Certificate or the Parent Bylaws, (ii) any Contract to which Parent or any of its Subsidiaries is a party or any of their respective properties, rights or assets is subject or (iii) subject to receipt of the Parent Stockholder Approval and the governmental filings and other matters referred to in the following sentence, any Law or Order applicable to Parent or any of its Subsidiaries or their respective properties, rights or assets, other than, in the case of clauses (ii) and (iii), for (1) any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens and (2) any failure to obtain any such consents or approvals, in the case of clauses (1) and (2), that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance by Parent of this Agreement and the Ancillary Agreements to which Parent is a party or the consummation by Parent of the Merger or the other transactions contemplated by this Agreement and such Ancillary Agreements, except for (1) (A) the filing of a premerger notification and report form by Parent under the HSR Act and the expiration or earlier termination of the waiting period required thereunder and (B) filings with respect to, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (2) the filing with the SEC of (Y) the Form S-4 and (Z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) any filings with and approvals of the Nasdaq Global Select Market, (4) any filings required pursuant to applicable foreign securities laws and state securities, takeover and “blue sky” laws, as may be required in connection with this Agreement, the Ancillary Agreements to which Parent is a party and the transactions contemplated hereby and thereby, (5) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (6) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(g) Parent SEC Documents.

(i) Parent has timely filed or furnished all reports, schedules, forms, statements, prospectuses, registration statements and other documents (including exhibits and schedules thereto and other information incorporated therein) with the SEC required to be filed or furnished by Parent under the Exchange Act since January 1, 2008 (such documents, together with any documents filed or furnished during such period by Parent with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Parent SEC Documents”). Each of the Parent SEC Documents, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act and the Exchange Act applicable to such Parent SEC Document, and none of the Parent SEC Documents when filed or, if amended, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including the related notes and schedules thereto) of Parent included in the Parent SEC Documents (or incorporated therein by reference) complied at the time it was filed or, if amended, as of the date of such most recent amendment, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing or amendment, had been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal period-end audit adjustments). None of the Subsidiaries of Parent are, or have at any time since January 1, 2008 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. There are no outstanding comments from the SEC with respect to any of the Parent SEC Documents.

(ii) Parent is in compliance with, and has complied since January 1, 2009 in all material respects with, the applicable listing and corporate governance rules and regulations of the Nasdaq Global Select Market.

(iii) Since January 1, 2008, to the Knowledge of Parent, no executive officer or director of Parent has received or otherwise had or obtained knowledge of, and to the Knowledge of Parent, no auditor, accountant, or representative of Parent has provided written notice to Parent or any executive officer or director of, any substantive complaint or allegation that Parent or any of its Subsidiaries has engaged in improper accounting practices. Since January 1, 2008, to the Knowledge of Parent, no attorney representing Parent or any of its Subsidiaries has reported to the current Board of Directors of Parent or any committee thereof or to any current director or executive officer of Parent evidence of a material violation of United States or other securities laws or breach of fiduciary duty by Parent or any of its executive officers or directors.

(iv) Except as reflected or reserved against in the most recent balance sheet of Parent included in the Parent SEC Documents filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise), other than (A) liabilities or obligations incurred since January 1, 2011 in the ordinary course of business consistent with past practice, (B) liabilities or obligations incurred pursuant to this Agreement, (C) liabilities or obligations not required to be set forth on the consolidated balance sheet of Parent under GAAP or (D) liabilities or obligations that individually or in the aggregate have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s consolidated financial statements or other Parent SEC Documents.

(h) Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and the stockholders of Parent and at the time of the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company. The Form S-4 and the Joint Proxy Statement will, with respect to information regarding Parent, comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, respectively.

(i) Absence of Certain Changes or Events. Since January 1, 2011, there has not been any effect, event, development, change, state of facts, condition or occurrence that has, individually or in the aggregate, had or would reasonably be expected to have, a Parent Material Adverse Effect. Since January 1, 2011 through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice.

(j) Litigation. There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective assets, rights or properties, or, to the Knowledge of Parent, any present or former officer, director or employee of Parent or its Subsidiaries in their capacity as such, that (i) individually or in the aggregate, have had, and would reasonably be expected to have, a Parent Material Adverse Effect or (ii) as of the date hereof, challenge or seek to prevent, enjoin, alter in any material respect or materially delay the Merger or any of the other transactions contemplated hereby. Neither Parent nor any of Parent’s Subsidiaries nor any of their respective properties, rights or assets, nor, to the Knowledge of Parent, any present or former officer, director, employee of Parent or its Subsidiaries in their capacity as such, is or are subject to any Order that, individually or in the aggregate, have had, or would reasonably be expected to have, a Parent Material Adverse Effect, or are or would reasonably be expected to prevent, enjoin, alter in any material respect or materially delay the Merger or any of the other transactions contemplated hereby.

(k) Material Contracts.

(i) For purposes of this Agreement, a “Parent Material Contract” shall mean any of the following Contracts to which Parent or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement: (1) any Contract required to be filed as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act and (2) Contracts with the 20 largest customers and 5 largest suppliers of Parent and its Subsidiaries, taken as a whole, in each case based on the aggregate sales or purchases, as applicable, for the fiscal year ended December 31, 2010. Except as set forth in the Parent SEC Documents or as an exhibit thereto, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by any Parent Material Contract described in clause (1) of the definition of Material Contract.

(ii) Except as individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (a) each Parent Material Contract is valid, binding and enforceable in accordance with its respective terms against Parent or its Subsidiaries, as applicable, and to the Knowledge of Parent, each other party thereto, and in full force and effect, subject to the Bankruptcy and Equity Exception, except to the extent that it has previously expired in accordance with its terms, (b) neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any counterparty to any Parent Material Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Parent Material Contract and (c) no party to any Parent Material Contract has given Parent or any of its Subsidiaries written notice of its intention to cancel, terminate, materially change the scope of rights under or fail to renew any Parent Material Contract and neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any other party to any Parent Material Contract, has repudiated in writing any material provision thereof.

(l) Compliance with Laws; Permits.

(i) Except for those exceptions and matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(A) each of Parent and its Subsidiaries is and has been since January 1, 2008 in compliance with all Laws and Orders applicable to it, its properties, rights or assets or its business or operations;

(B) Parent and each of its Subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted and as were conducted through the most recently completed fiscal year, and neither Parent nor any of its Subsidiaries has reason to believe that any such Permit will be revoked, will not be renewed, or will be modified on terms more burdensome than currently applicable;

(C) there has occurred no default under, or violation of, any such Permit, and Parent and each of its Subsidiaries is in compliance with the terms of the Permits; and

(D) the consummation of the Merger would not cause the revocation, modification or cancellation of any such Permit.

(ii) To the Knowledge of Parent, (a) it is in compliance in all material respects with the Foreign Corrupt Practices Act and any other United States and foreign

Laws concerning corrupting payments; and (b) since January 1, 2008, Parent has not been investigated by any Governmental Entity with respect to, or given notice by a Governmental Entity of, any violation by Parent of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments.

This paragraph (l) does not relate to labor or employment matters, ERISA matters, Tax matters or Intellectual Property matters, those topics being the subject of paragraphs (m), (o), (p) and (r), as applicable.

(m) Labor Relations and Other Employment Matters. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (x) neither Parent nor any of its Subsidiaries has (1) breached or otherwise failed to comply with any provision of any collective bargaining agreement, works council agreement or other labor union contract applicable to any of the employees of Parent or any of its Subsidiaries or (2) received notice during the past three years from any Governmental Entity relating to or concerning any audit or investigation of Parent or any of its Subsidiaries, regarding any labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws, and to the Knowledge of Parent, no such audit or investigation is in progress or anticipated, (y) there are no, and since January 1, 2008 have not been any: (i) labor disputes, strikes, organizing activities or work stoppages against Parent or any of its Subsidiaries, (ii) attempts by any labor organization to represent for collective bargaining purposes any of the employees of Parent or any of its Subsidiaries, or (iii) “plant closings” or “mass layoffs” (as those terms are defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local law) by Parent or any of its Subsidiaries, without complying with the notice requirements of such Laws, and (z) Parent and each of its Subsidiaries is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

(n) Environmental Matters. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect: (i) Parent and its Subsidiaries are, and within all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) Parent and its Subsidiaries possess all Permits currently required under applicable Environmental Laws, and within all applicable statutes of limitation have been, in compliance with the terms and conditions of such Permits, and neither Parent nor any of its Subsidiaries has received written notice that any such Permits possessed by Parent or any of its Subsidiaries will be revoked, suspended, adversely modified, or will not be renewed, and to the Knowledge of Parent, there is no reasonable basis for revoking, suspending, adversely modifying, or not renewing any such Permit; (iii) there are no Actions pending against or, to the Knowledge of Parent, threatened against or affecting, and there is no Order outstanding against or, to the Knowledge of Parent, affecting, Parent or any of its Subsidiaries under any Environmental Laws or regarding any Hazardous Materials, and neither Parent nor any of its Subsidiaries has any realized or, to the Knowledge of Parent, unrealized liability under any applicable Environmental Law that has not been resolved; (iv) neither Parent nor any of its Subsidiaries is currently investigating or remediating, nor has agreed to pay for the investigation or remediation of, any Release of

Hazardous Materials at any real property currently or formerly owned or leased by any of them or at any other location; and (v) Hazardous Materials have not been Released or threatened to be Released by Parent or any of its Subsidiaries, and to the Knowledge of Parent are not otherwise present, at any real property currently or formerly owned or leased by Parent or any of its Subsidiaries or at any other location under circumstances or conditions that would reasonably be expected to result in liability of, a claim against, or to interfere with the operations of or otherwise adversely affect, Parent or any of its Subsidiaries.

(o) ERISA Compliance.

(i) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms except as, individually or in the aggregate, has not had, or would not reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries (with respect to each Parent Benefit Plan) and each Parent Benefit Plan, are in compliance in all respects with the applicable provisions of ERISA, the Code, and all other applicable Laws, except, in each case, for noncompliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(ii) All Parent Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such Parent Benefit Plans are so qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of Parent, has revocation been threatened) and to the Knowledge of Parent, no event has occurred since the date of the most recent determination letter relating to any such Parent Benefit Plan that would reasonably be expected to adversely affect the qualification of such Parent Benefit Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA.

(iii) With respect to any Multiemployer Plan to which Parent, its Subsidiaries or any entity which is or was a Commonly Controlled Entity with either Parent or any of its Subsidiaries has any liability or contributes (or has at any time contributed or had an obligation to contribute), no such Multiemployer Plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively). Neither Parent, nor any Subsidiary, nor any entity that is or has been a Commonly Controlled Entity with respect to either Parent or any Subsidiary: (A) has any unsatisfied obligations in respect of a complete or partial withdrawal from a Multiemployer Plan, (B) is subject to more than $10 million in liability (as of the date of this Agreement) as a result of a complete withdrawal from all Multiemployer Plans, or (C) has, as of the date of this Agreement, received any written notification from the sponsor of any Multiemployer Plan that such Multiemployer Plan is either in critical or endangered status within the meaning of Code Section 432.

(iv) With respect to each Parent Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (A) neither Parent, its Subsidiaries nor any Commonly

Controlled Entity has any unsatisfied liability under Title IV of ERISA, (B) no condition exists that presents a material risk to Parent or any Commonly Controlled Entity of incurring a material liability under Title IV of ERISA, (C) the PBGC has not instituted proceedings under Section 4042 of ERISA to terminate any Parent Benefit Plan, (D) no event has occurred that would be reasonably expected to subject Parent, any Subsidiary of Parent or any Commonly Controlled Entity, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations, (E) except as set forth in the consolidated financial statements contained in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, all premium payments required to have been made to the PBGC have been paid, and (F) except as set forth in the consolidated financial statements contained in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the present value of all “benefit liabilities” (whether or not vested) (as defined in ERISA Section 4001(a)(16)) under each such Parent Benefit Plan did not exceed the current value of such plan’s assets of the most recent actuarial valuation date.

(v) With respect to each Parent Benefit Plan that provides health, medical or life insurance benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of Parent or any of its Subsidiaries after retirement or other termination of service, such Parent Benefit Plan may be amended to reduce benefits or limit the liability of Parent or any of its Subsidiaries or terminated, in each case, without material liability to Parent or any of its Subsidiaries on or at any time after the Effective Time.

(vi) With respect to each Parent Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (A) there are no Actions by any Governmental Entity with respect to termination proceedings, (B) there are no claims (except claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings against or involving any Parent Benefit Plan or asserting any rights or claims to benefits under any Parent Benefit Plan that are pending, threatened or in progress, (C) to the Knowledge of Parent, there are not any facts that could give rise to any liability in the event of any such Action, and (D) no written or oral communication has been received from the PBGC in respect of any Parent Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.

(vii) With respect to each Parent Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), and (B) there has not occurred a reportable event (as such term is defined in Section 4043(c) of ERISA).

(viii) Except as set forth on Section 3.02(o)(viii) of the Parent Disclosure Letter, none of the execution and delivery of this Agreement, the obtaining of the Parent Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any Parent Personnel to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Parent Benefit Plan, or (C) result in payments under any Parent Benefit Plan that would not be deductible under Section 280G of the Code. Parent has not paid any amounts to its employees that would not be deductible pursuant to the terms of Code Section 162(m).

(ix) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, Parent has not received a notice of any breach of Section 409A of the Code which individually or in the aggregate has resulted in any liability to any Parent employee.

(x) Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) neither Parent nor any Subsidiary has terminated or taken action within the last six (6) taxable years to terminate (in part or in whole) any employee benefit plans as defined in ERISA Section 3(3), (ii) neither Parent nor any Subsidiary has any liability to, and has not received written notice alleging such liability from the PBGC, any other government agency or any participant in or beneficiary of any employee benefit plan, nor is Parent or any Subsidiary liable for any excise, income or other tax or penalty as a result of or in connection with such termination, and (iii) Parent or its Subsidiary, as the case may be, has obtained a favorable determination letter from the Internal Revenue Service with respect to such termination and, with respect to each such terminated plan subject to the jurisdiction of the PBGC, has not received a notice of non-compliance from the PBGC with respect to the termination of each of such pension plans as defined in ERISA Section 3(2), true, complete and correct copies of which have been delivered to Parent.

(p) Taxes.

(i) Parent and each of its Subsidiaries have (A) timely filed (or had timely filed on their behalf) with the appropriate Taxing Authority all material Tax Returns required to be filed by them (giving effect to all extensions), and all such Tax Returns are true, correct and complete in all material respects and (B) timely paid (or had timely paid on their behalf) all material Taxes, whether or not reflected on a Tax Return, required to have been paid by them or have established on Parent’s consolidated financial statements adequate reserves, in accordance with GAAP, for such Taxes.

(ii) There are no material liens for Taxes upon any property or assets of Parent or any of its Subsidiaries, except for liens for Taxes not yet due or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established.

(iii) No deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of Parent or any of its Subsidiaries and there is no outstanding audit, assessment dispute or claim pending with regard to any Taxes or Tax Returns of Parent or any of its Subsidiaries.

(iv) None of Parent or any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Parent) or (B) has any liability for a material amount of Taxes of another person arising under the application of Section 1.1502-6 of the Treasury Regulations or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

(v) No claim has been made in writing by any Taxing Authority in a jurisdiction where Parent and its Subsidiaries do not file Tax Returns that any such entity is, or may be, subject to a material amount of taxation by that jurisdiction.

(vi) None of Parent or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations. Since March 30, 2010, to the Knowledge of Parent, none of Parent or any of its Subsidiaries has participated in a transaction lacking economic substance (within the meaning of Section 7701(o) of the Code) or failing to meet the requirements of any similar rule of Law.

(vii) None of Parent or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(viii) None of Parent or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(ix) Parent will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) Section 108(i) of the Code.

(x) Neither Parent nor any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(xi) Each of Parent and its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding and paying over of Taxes.

(q) Title to Properties. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect: (A) Parent and each of its Subsidiaries has good, valid and marketable title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all real property owned, leased, subleased or licensed by Parent or one of its Subsidiaries, as the case may be, free and clear of all Liens, except for minor defects in title, recorded easements, restrictive covenants and similar encumbrances of record; (B) Parent and each of its Subsidiaries has complied with the terms of all leases of real property that are material to Parent and its Subsidiaries, taken as a whole, and all such leases are in full force and effect, enforceable in accordance with their terms against Parent or Subsidiary party thereto and, to the Knowledge of Parent, the counterparties thereto; and (C) neither Parent nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such lease.

(r) Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect: (A) Parent and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens; (B) no Actions (including oppositions, interferences, cancellations, or other proceedings) or orders are pending or, to the Knowledge of Parent, have been threatened (including cease and desist letters or requests for a license) in the last year against Parent or its Subsidiaries with regard to any Intellectual Property; (C) the operation of Parent and its Subsidiaries’ businesses as currently conducted does not Infringe the Intellectual Property of any other person and, to the Knowledge of Parent, no person is Infringing Parent’s or any of its Subsidiaries’ Intellectual Property; (D) other than for items allowed to lapse or expire in the ordinary course, all material registrations and applications for Intellectual Property owned by Parent or any of its Subsidiaries, are subsisting and unexpired, have not been abandoned or canceled, and to the Knowledge of Parent, are valid and enforceable; (E) Parent and its Subsidiaries take commercially reasonable actions to protect their Intellectual Property (including trade secrets and confidential information), and have required all persons who create, invent or contribute to material proprietary Intellectual Property to assign in writing all of their rights therein to Parent or its Subsidiaries; and (F) Parent and its Subsidiaries take commercially reasonable actions to maintain and protect the integrity, security and operation of their software, networks, databases, systems and websites (and all information transmitted thereby or stored therein), and there have been no violations or outages of same.

(s) Financing. Parent has delivered to the Company true, correct and complete fully executed copies of the commitment letter, dated as of the date hereof, among Parent, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, including all exhibits, schedules, annexes and amendments to such agreement in effect as of the date of this Agreement, and excerpts of those portions of each fee letter and engagement letter associated therewith that contain any conditions to funding or “flex” provisions (excluding provisions related solely to fees) regarding the terms and conditions of the financing to be provided thereby (collectively, the “Commitment Letter”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Parent), have severally agreed and committed to provide the debt financing set forth therein (the “Financing”). The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement and the respective commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this

Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the Knowledge of Parent, the other parties thereto, subject to the Bankruptcy and Equity Exception. There are no conditions precedent, “flex” provisions or other substantive provisions regarding the terms and conditions of the Financing other than as expressly set forth in the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, the net proceeds of the Financing, together with other financial resources of Parent including cash on hand and the proceeds of loans under existing revolving credit facilities of Parent on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of any amounts required to be paid pursuant to Article II, and the payment of any debt required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied in connection with the Merger (including all indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied in connection with the Merger) (all such debt, the “Required Refinancing Indebtedness”) and of all fees and expenses reasonably expected to be incurred in connection herewith. As of the date of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Parent or, to the Knowledge of Parent, any other party to the Commitment Letter, under the Commitment Letter, and (ii) Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Parent’s obligations under this Agreement and the payment of the Required Refinancing Indebtedness and of all fees and expenses reasonably expected to be incurred in connection herewith will not be available to Parent on the Closing Date. Parent has fully paid all fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter.

(t) No Ownership of Company Common Stock. As of the date of this Agreement, neither Parent nor any of its Affiliates beneficially own any shares of Company Common Stock.

(u) Affiliate Transactions. Since January 1, 2009 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries on the one hand, and the Affiliates of Parent on the other hand, that (i) would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Parent SEC Documents or (ii) are material to Parent and its Subsidiaries, taken as a whole.

(v) Voting Requirements. Except for (i) the affirmative vote of holders of a majority of the shares of Parent Common Stock represented at the Parent Stockholders’ Meeting or any adjournment or postponement thereof to approve the Parent Share Issuance, and (ii) the affirmative vote of the holders of a majority of the shares of outstanding Parent Common Stock to adopt the Merger Agreement, including to approve the amendment to the Parent Certificate contemplated by Section 1.05(a) (collectively, the “Parent Stockholder Approval”), there is no vote of the holders of any class or series of capital stock of Parent necessary to adopt this Agreement and approve the Merger, the Parent Share Issuance and the other transactions contemplated hereby.

(w) State Takeover Laws; Parent Certificate Provisions. Assuming the accuracy of the representations and warranties of the Company set forth in Section 3.01, no state anti-takeover statute or regulation (including Section 203 of the DGCL), nor any takeover-related provision in the Parent Certificate or Parent Bylaws, is applicable to the Company, this Agreement, the Ancillary Agreements or the Merger that would (i) prohibit or restrict the ability of Parent to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the Merger or the other transactions contemplated hereby, (ii) have the effect of invalidating or voiding this Agreement or the Ancillary Agreements, or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject the Company to any impediment or condition in connection with the exercise of any of its rights under this Agreement, the Ancillary Agreements or the Certificate of Merger.

(x) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (other than the Financing) based upon arrangements made by or on behalf of Parent.

(y) Opinion of Financial Advisors. Parent has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent.

(z) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.02, the Company acknowledges that neither Parent nor any other person on behalf of Parent makes any other express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Company in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV

COVENANTS RELATING TO THE BUSINESS

SECTION 4.01. Conduct of Business.

(a) Conduct of Business by the Company. During the period from the date of this Agreement to the earlier to occur of (i) the date of the termination of this Agreement and (ii) the Effective Time, except as set forth in this Section 4.01(a) of the Company Disclosure Letter or as consented to in writing by Parent (such consent not to be unreasonably withheld or delayed) or as otherwise permitted, contemplated or required by this Agreement or required by Law, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and in compliance with all material Laws and all material authorizations from Governmental Entities prior to the Closing and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization and goodwill, preserve its assets and properties in good repair and condition, maintain capital expenditure levels consistent with past practices, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors, and others having significant business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier to occur of (i) the date of the termination of this Agreement and (ii) the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Letter or as otherwise permitted, contemplated or required by this Agreement or required by Law, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, partnership interests or any other equity or voting interests, or otherwise make any payments to its stockholders in their capacity as such, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Holdings, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required (or permitted in connection with any net share settlement or Tax withholding) by the terms of the Company Stock Plan, the Holdings Stock Plans or any award agreement thereunder, (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director, employee or equity holder of the Company or any of its Subsidiaries or (3) acquisitions of limited partnership units in Holdings upon the exchange thereof for shares of Company Common Stock in accordance with the Exchange Agreement and/or an Option Unit Exchange Agreement;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other of its voting securities, any equity interests in any of its Subsidiaries, including partnership interests, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, except for (1) issuances or sales of any of the foregoing to Holdings or any wholly owned Subsidiary of Holdings, (2) issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof (or issued in connection with the conversion of Holdings Stock Options), (3) issuances of limited partnership units in Holdings upon the exercise of Holdings Stock Options outstanding on the date hereof, and (4) issuance of shares of Company Common Stock upon the exchange of a partnership unit in Holdings in accordance with the Exchange Agreement and/or an Option Unit Exchange Agreement and a corresponding issuance of a partnership unit in Holdings to the Company in connection with any such exchange;

(iii) propose or adopt any amendments to the Company Certificate or the Company Bylaws;

(iv) make any acquisition (whether by merger, consolidation, acquisition of stock or acquisition of assets) of any assets, rights or properties, except for (1) acquisitions which have a purchase price (including any assumption of indebtedness) not in excess of $40 million in the aggregate, (2) capital expenditures, which shall be subject to the limitations of clause (ix) below, and (3) purchases of assets in the ordinary course of business, including from suppliers or vendors;

(v) (1) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive any material provision of any Material Contract; provided that no such renewal may be made if such renewal would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (2) enter into any new Contract containing (A) any material restriction on the ability of the Company and its Subsidiaries to conduct its business as it is presently being conducted or (B) any material restriction on the Company and its Subsidiaries engaging in any type or activity or business;

(vi) sell, lease, transfer, license, subject to a lien, mortgage or pledge, allow to lapse or expire, or otherwise dispose of any rights, properties or assets of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole, except (A) as required to be effected pursuant to Contracts existing as of the date hereof or entered into after the date hereof in compliance with this Agreement, or (B) in the ordinary course of business consistent with past practice;

(vii) incur or otherwise acquire, or modify in any respect materially adverse to the Company and its Subsidiaries, taken as a whole, the terms of, any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person (other than Holdings and any wholly owned Subsidiary of Holdings), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than in the ordinary course of business, except for refinancing of existing indebtedness;

(viii) make any loans or advances to any person (other than loans or advances by Holdings or any wholly owned Subsidiary of Holdings to the Company, Holdings or any wholly owned Subsidiary of Holdings), other than (i) loans or advances made in the ordinary course of business, and (ii) as required by any Contract or other legal obligation of the Company or any of its Subsidiaries in existence as of the date of this Agreement;

(ix) make any new capital expenditure, other than capital expenditures in an aggregate amount not in excess of (A) 100% of the pro rata portion (between the date of this Agreement and the Closing Date) plus (B) 20%, in each case of the Company’s annual budget for capital expenditures provided to Parent prior to the date of this Agreement;

(x) waive, release, assign, settle or compromise any Action other than settlements or compromises of Actions where the amount paid by the Company or any of its Subsidiaries (less the amount reserved for such matters by the Company and less the amount of any insurance recoveries) in settlement or compromise does not exceed $5 million in the aggregate;

(xi) except as required by GAAP or as advised by the Company’s regular independent public accountant, make any change in financial accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company in any material respect;

(xii) other than in the ordinary course of business consistent with past practice or as required by applicable Law or any Contract in existence as of the date of this Agreement, (i) increase the amount of compensation or benefit paid to, or enter into or amend any employment, change-in-control or severance agreement with, any executive officer or director of the Company or other Company Personnel (except, with respect to Company Personnel, as would not reasonably be expected to materially increase costs for the Company Personnel in the aggregate), (ii) grant any bonuses to any Company Personnel, (iii) enter into or adopt any new Company Benefit Plan or amend or modify any existing Company Benefit Plan, or (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan;

(xiii) authorize or adopt, or publicly propose, (A) a plan of complete or partial liquidation or dissolution of the Company or (B) to merge or consolidate the Company with or into any other person;

(xiv) outside of the ordinary course of the Company’s administration of its Tax matters: adopt or change in any material respect any method of Tax accounting in respect of recognition of income for U.S. Federal income Tax purposes, make or change any material Tax election or file any amended material Tax Return;

(xv) make any payments to any Affiliate, other than (i) payments under existing Contracts and renewals thereof in the ordinary course on arms’-length terms, (ii) payments under Contracts entered into with portfolio companies of The Blackstone Group L.P. after the date of this Agreement in the ordinary course of business on arms’-length terms; provided that The Blackstone Group L.P. did not participate in any negotiations or discussions concerning the terms of such Contracts, and (iii) compensation or benefits paid to Company Personnel (subject to the restrictions set forth in clause (xii) above); or

(xvi) except in the case of commitments to make new capital expenditures (subject to the limitations set forth in clause (ix) above), authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Conduct of Business by Parent. During the period from the date of this Agreement to the earlier to occur of (i) the date of the termination of this Agreement and (ii) the Effective Time, except as set forth in this Section 4.01(b) of the Parent Disclosure Letter or as consented to in writing by the Company (such consent not to be unreasonably withheld or delayed) or as otherwise permitted, contemplated or required by this Agreement or required by Law, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and in compliance with all material Laws and all material authorizations from Governmental Entities prior to the Closing and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization and goodwill, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors, and others having significant business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier to occur of (i) the date of the termination of this Agreement and (ii) the Effective Time, except as otherwise set forth in Section 4.01(b) of the Parent Disclosure Letter or as otherwise permitted, contemplated or required by this Agreement or required by Law, Parent shall not, and shall not permit any of its Subsidiaries to, without the Company’s prior written consent (such consent not to be unreasonably withheld or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent and regular quarterly cash dividends, including dividend equivalents under restricted stock units, with respect to Parent Common Stock not in excess of $0.11 per share with usual declaration, record and payment dates, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) with regard to Parent, purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required (or permitted in connection with any net share settlement or Tax withholding) by the terms of Parent Stock Plans or any award agreement thereunder or (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between Parent or any of its Subsidiaries and any director, employee or equity holder of Parent or any of its Subsidiaries;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other of its voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, except (1) for issuances of any of the foregoing to Parent or any wholly owned Subsidiary of Parent, (2) for issuances of shares of Parent Common Stock upon the exercise of Parent Stock Options or the settlement of restricted stock units outstanding on the date hereof, (3) for issuances of shares of Parent Common Stock upon the exercise of Parent Stock Options or the settlement of restricted stock units granted after the date hereof in the ordinary course of business consistent with past practice, (4) for pledges of its capital stock under Parent’s existing senior secured credit facility and (5) as contemplated by Section 4.01(b)(iv)(B);

(iii) amend the Parent Certificate or the Parent Bylaws;

(iv) authorize or adopt, or publicly propose, (A) a plan of complete or partial liquidation or dissolution of Parent or (B) to merge or consolidate Parent with or into any other person other than a merger in which Parent is the surviving corporation and which does not require the approval of Parent’s stockholders;

(v) enter into any new material line of business (whether by acquisition or otherwise), other than any line of business within the packaging business; or

(vi) authorize any of, or commit or agree to take any of, the foregoing actions.

(c) Other Actions. Except as permitted by Section 4.02, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action or fail to take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied or that could otherwise be reasonably expected to prevent or delay the consummation of the Merger and the other transactions contemplated hereby.

SECTION 4.02. Takeover Proposals.

(a) Except as expressly permitted by this Section 4.02(a), the Company agrees that neither it nor any of its Subsidiaries nor any of its and their respective directors or officers shall, and the Company shall cause its financial advisor and each of the Blackstone Entities and each of its Subsidiaries and its and their respective managers and officers not to, and shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly through another person (i) solicit, initiate or knowingly encourage, or knowingly facilitate any Takeover Proposal or the making or consummation thereof or (ii) other than to inform any person of the existence of the provisions contained in this Section 4.02, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or enter into any agreement, understanding or arrangement with respect to, any Takeover Proposal. Upon execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective directors and officers to, and shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal. The Company shall enforce the terms of any existing standstill or similar agreement it has entered into with any party, and the Company shall not amend or otherwise modify any such standstill or similar agreement unless the failure to take such action would be inconsistent with the fiduciary duties of the directors of the Company under applicable Law. The Company shall promptly, and in any event within 7 days, request, and shall use commercially reasonable efforts to cause, the prompt return or written acknowledgement of destruction of all confidential information previously furnished to such parties or their Representatives in connection with any Takeover Proposal to the extent that the Company is entitled to have such documents returned or destroyed. Notwithstanding the foregoing, if at any time prior to obtaining the Company Stockholder Approval, (i) the Company receives an unsolicited bona fide Takeover Proposal from any third party and (ii) the Special Committee or the Board of Directors of the Company,

acting upon the recommendation of the Special Committee, determines in good faith that (A) (after consultation with its financial advisor (including at least one financial advisor who is not, and whose affiliates are not, proposing to provide debt or equity financing in connection with such Takeover Proposal) and outside legal counsel), such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (B) (after consultation with its outside legal counsel), the failure to provide non-public information concerning the Company or enter into discussions or negotiations with such third party would be inconsistent with the directors’ fiduciary duties under Law, the Company may (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except that the Company may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to the Company if it waives or similarly modifies the standstill provision in the Confidentiality Agreement) (an “Acceptable Confidentiality Agreement”); provided, that, subject to applicable Law, all such information has previously been provided to Parent or is provided to Parent promptly, and in any event within 24 hours after the time it is provided to the person making such Takeover Proposal or such person’s Representatives, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal. The Company shall, promptly, and in any event within 24 hours, upon receipt of any Takeover Proposal, notify Parent orally and in writing, which notice shall specify the terms and conditions of any such Takeover Proposal (including the identity of the party making such Takeover Proposal and a copy of the relevant proposed transaction agreements, if any, received by the Company or its Representatives in connection with such Takeover Proposal).

The term “Takeover Proposal” means any inquiry, proposal, indication of interest or offer concerning (i) a merger, consolidation or other business combination, tender offer, exchange offer, recapitalization, reorganization or any transaction involving the purchase or acquisition of 20% or more of the shares of Company Common Stock, including as a result of a primary issuance of Company Common Stock, or (ii) a direct or indirect purchase or acquisition of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole (other than any such proposal or offer made by Parent or any of its Affiliates).

The term “Superior Proposal” means any bona fide written Takeover Proposal which the Special Committee or the Board of Directors of the Company, acting upon the recommendation of the Special Committee, concludes in good faith (after consultation with its financial advisor and outside legal counsel), taking into account (A) any proposal by Parent to amend or modify the terms of this Agreement, (B) the terms, conditions, timing, likelihood of consummation and all financial, legal, regulatory and other aspects, including financing certainty, of the Takeover Proposal and (C) the person making the Takeover Proposal, (i) would, if consummated, be more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms proposed (provided that for the purpose of this definition, references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”).

(b) Neither the Board of Directors of the Company nor the Special Committee shall withdraw or modify or qualify (or publicly propose to withdraw or modify or qualify) in any manner adverse to Parent the Company Recommendation (a “Company Adverse Recommendation Change”); except that at any time prior to obtaining the Company Stockholder Approval, the Special Committee or the Board of Directors of the Company may make a Company Adverse Recommendation Change in response to a bona fide Takeover Proposal if the Special Committee or the Board of Directors, acting upon the recommendation of the Special Committee, concludes in good faith, after consultation with its financial advisor (including at least one financial advisor who is not, and whose Affiliates are not, proposing to provide debt or equity financing in connection with such Takeover Proposal) and outside legal counsel, that (1) such Takeover Proposal would, if consummated, constitute a Superior Proposal and (2) the failure to take such action would be inconsistent with the directors’ fiduciary duties under Law. Notwithstanding anything in this Agreement to the contrary, neither the Board of Directors nor the Special Committee shall be entitled to exercise its right to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(e) unless (i) the Company notifies Parent in writing, at least three Business Days before taking such action, of its intention to do so (which notice shall specify in reasonable detail the terms and conditions of the Takeover Proposal giving rise to the intention to take such action (including the identity of the party making such Takeover Proposal and a copy of the relevant proposed transaction agreements, if any, received by the Company or its Representatives in connection with such Takeover Proposal), and (ii) during such three Business Day period the Company and its financial advisors and outside counsel negotiate with Parent in good faith (to the extent Parent so desires to negotiate) to make adjustments to the terms and conditions of this Agreement so that the Special Committee or the Board of Directors of the Company, acting upon the recommendation of the Special Committee, determines in good faith (after consultation with its financial advisor (including at least one financial advisor who is not, and whose affiliates are not, proposing to provide debt or equity financing in connection with such Takeover Proposal) and outside counsel) that such Takeover Proposal ceases to constitute a Superior Proposal; provided that in the event any material revisions are made to such Takeover Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 4.02(b) with respect to such new written notice. Notwithstanding the foregoing, the obligation of the Company to deliver a new written notice to Parent and to provide a new three Business Day period under this Section 4.02(b) shall apply only once with respect to a particular Takeover Proposal (after giving effect to any amendment, modification or change to such Takeover Proposal, made within such three Business Day period, that would require the Company to deliver a new written notice to Parent and to comply with the requirements of this Section 4.02(b) with respect to such new written notice), regardless of any subsequent amendment, modification or change to such Takeover Proposal. Notwithstanding anything to the contrary herein, the Company shall not be entitled to enter into any agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal unless this Agreement has been or is concurrently terminated by its terms pursuant to Section 7.1, and, if required pursuant to Section 7.3, the Company has paid, or concurrently pays, to Parent the Company Termination Fee.

(c) Unless this Agreement is terminated in accordance with its terms, (i) the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting and to hold a vote of the Company’s stockholders on the adoption of this Agreement at the Company Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Takeover Proposal (whether or not a Superior Proposal), or by a Company Adverse Recommendation Change, and (ii) in any case in which the Company makes a Company Adverse Recommendation Change pursuant to this Section 4.02, the Company shall nevertheless submit this Agreement to a vote of its stockholders; provided that the Company shall not be obligated to recommend to its stockholders the adoption of this Agreement at the Company Stockholders’ Meeting or to include such a recommendation in the Joint Proxy Statement if the Special Committee or the Board of Directors of the Company, acting upon the recommendation of the Special Committee, makes a Company Adverse Recommendation Change.

(d) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall keep Parent reasonably informed of any material developments with respect to any Takeover Proposal. The Company shall not, and shall cause the Company’s Subsidiaries not to, enter into any Contract with any person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.

(e) The Company shall not take any action to exempt any person from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions) or otherwise cause such restrictions not to apply, in each case, unless such actions are taken simultaneously with a termination of this Agreement in accordance with its terms.

(f) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a)(2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to a Takeover Proposal; provided that any disclosure of a position contemplated by Rule 14e-2(a) of the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, a rejection of any applicable Takeover Proposal or a reaffirmation of the Company Recommendation shall be deemed to be a Company Adverse Recommendation Change.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders’ Meetings.

(a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall jointly prepare and file with the SEC the joint proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement”) to be sent to the stockholders of Parent relating to the meeting of Parent’s stockholders (the “Parent Stockholders’ Meeting”) to be held to consider adoption of this Agreement and the Parent Share Issuance and to the stockholders of the Company relating to the meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider adoption of this

Agreement and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC), and, prior to the effective date of the Form S-4, Parent shall take all action reasonably required to be taken under any applicable state securities Laws in connection with the Parent Share Issuance. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, each of Parent and the Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective stockholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement will made by Parent or the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and the Company. The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger.

(b) Unless the Board of Directors of the Company, acting upon the recommendation of the Special Committee, or the Special Committee has made a Company Adverse Recommendation Change, the Company Recommendation shall be included in the Joint Proxy Statement. The Company shall duly take all lawful action to call, give notice of, convene and hold the Company Stockholders’ Meeting on a date as soon as reasonably practicable following the effectiveness of the Form S-4 for the purpose of obtaining the Company Stockholder Approval, and, subject to any Company Adverse Recommendation Change that the Board of Directors of the Company may make, shall take all lawful action to solicit the adoption of this Agreement by such stockholders.

(c) The Board of Directors of Parent shall make the Parent Recommendation and shall include such Parent Recommendation in the Joint Proxy Statement. Neither the Board

of Directors of Parent nor any committee thereof shall withdraw or modify or qualify (or publicly propose to withdraw or modify or qualify) in any manner adverse to the Company the Parent Recommendation. Parent shall duly take all lawful action to call, give notice of, convene and hold the Parent Stockholders’ Meeting on a date as soon as reasonably practicable following the effectiveness of the Form S-4 for the purpose of obtaining the Parent Stockholder Approval, and shall take all lawful action to solicit the adoption of this Agreement and the approval of the Parent Share Issuance by such stockholders.

SECTION 5.02. Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law and Contract, (i) the Company shall, subject to Section 5.03(d), afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access during normal business hours and upon reasonable prior notice during the period prior to the Effective Time or the termination of this Agreement to all of the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records as Parent may from time to time reasonably request in connection with the matters set forth in Section 5.01 and 5.12 and (ii) upon request, each party shall provide the other party with its audit work papers and the minutes and resolutions of its Board of Directors; provided that in no event shall either party be required to provide the other party (i) minutes and resolutions of its Board of Directors to the extent relating to the evaluation of the transactions contemplated hereby or, in the case of the Company, any alternative transactions, including any Takeover Proposal, or (ii) any information that such party determines in good faith would not be appropriate to share with the other party due to the competitively sensitive nature of such information.

(b) Each of Parent and the Company shall hold, and shall cause their respective Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Confidentiality Agreement dated as of February 3, 2011 between Parent and the Company (the “Confidentiality Agreement”). The Confidentiality Agreement shall survive any termination of this Agreement. No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement.

SECTION 5.03. Reasonable Best Efforts.

(a) General Obligations. Each of Parent and the Company shall, and shall cause their respective Subsidiaries to:

(i) use their reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable and to obtain or make as promptly as practicable, and in any event prior to the Outside Date, all requisite authorizations, consents, orders, approvals or filings that are or may become necessary, proper or advisable to be obtained or made respectively by them to consummate the Merger and the other transactions contemplated by this Agreement,

(ii) take all actions as may be requested by any Governmental Entity to obtain such authorizations, consents, orders and approvals, and

(iii) cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable all such authorizations, consents, orders and approvals.

Neither Parent nor the Company shall, and each shall cause their respective Subsidiaries, not to, take or cause to be taken any action that they are aware or should reasonably be aware would have the effect of delaying, impairing or impeding in any material respect the receipt or making of any such required authorizations, consents, orders, approvals or filings.

(b) Antitrust Obligations: Initial Filing and Second Request.

(i) Initial Filing. Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, promptly make all filings and notifications with all Government Entities that may be or may become necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement. Parent and the Company agree to file the initial pre-merger notifications with respect to the Merger required under the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party except to outside counsel of each party) no later than ten Business Days after the date of this Agreement and to make all other filings required to be made under any other Antitrust Law as promptly as practicable after the date of this Agreement. Parent will not withdraw its initial filing under the HSR Act and refile it unless it has consulted in good faith with counsel for the Company in advance of such withdrawal and refiling. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(ii) Request for Additional Information. Parent and the Company each shall, and shall cause their respective Subsidiaries to, supply as promptly as practicable any information and documentary material that may be requested by any Governmental Entity pursuant to Antitrust Laws or any other applicable Laws. If a request for additional information has been issued under the HSR Act or a civil investigative demand or subpoena has been issued pursuant to any other Antitrust Law, Parent and the Company shall supply, or cause to be supplied, the information necessary for such party to certify substantial compliance with the applicable Governmental Entity in connection with such a request as promptly as practicable such that Parent and the Company, as applicable, can, if required to do so, certify substantial compliance with such request as soon as practicable after the issuance thereof, but in no event later than 120 days of the issuance thereof.

(c) Obligation to Attempt to Resolve Issues. Without limiting the generality of the other obligations described in this Section 5.03, each of Parent and the Company shall take or cause to be taken the actions described in the following clauses (i), (ii), (iii), and (iv). The obligation of each of Parent and the Company to take or cause to be taken these actions includes an obligation on their part to cause their respective Subsidiaries to take such actions.

(i) In accordance with Section 5.03(b), each of Parent and the Company will, as promptly as practicable, provide to any relevant Governmental Entity such documents or testimony as is requested by such Governmental Entity to permit consummation of the Merger.

(ii) If such action is necessary to prevent (A) the commencement of any proceeding in any forum or (B) the issuance of any order, decree, decision, determination or judgment by any Governmental Entity that, in the case of either (A) or (B), would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, Parent will, prior to such commencement or issuance and on behalf of itself and such of its Subsidiaries as may be relevant in this regard, proffer their willingness to take, and agree to take, such actions (including with respect to selling, holding separate or otherwise disposing of any business or assets, or agreeing to any conditions or restrictions), and Parent will agree promptly to effect such actions (and will enter into agreements with, and submit to orders of, the relevant Governmental Entity) in each case as may be necessary to prevent such commencement or issuance.

(iii) In the event of any such commencement or issuance, Parent will defend through litigation on the merits any claim asserted in any court, agency or other proceeding by any person, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(iv) Parent will use its reasonable best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment, that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement. In the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Merger or the other transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of any of the Merger or the other transactions contemplated by this Agreement, Parent will use its best efforts to take any and all steps (including the appeal thereof, the posting of a bond reasonably called for or the taking of the steps contemplated by clause (ii) of this Section 5.03(c)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation as soon as reasonably practicable.

Notwithstanding the foregoing or anything else in this Agreement to the contrary, neither Parent, the Company nor any of their respective Subsidiaries shall be obligated to agree to any remedy not conditioned on the consummation of the Closing.

(d) Notice and Cooperation. Subject to applicable Laws relating to the sharing of information, in connection with obtaining or making all authorizations, consents, orders, approvals or filings that are or may become necessary, proper or advisable to be obtained or made to consummate the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company shall, and shall cause their respective Subsidiaries to, promptly notify each other of any communication it receives from any Governmental Entity and permit the other party to review in advance any proposed communication by such party to any Governmental Entity and shall provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Entity or members of the staff of any Governmental Entity, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement. In connection with the efforts to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, Parent shall take the lead in directing strategy, subject to reasonable consultation with the Company, in connection with all matters relating to obtaining clearances and approvals from Governmental Entities and the expiration of waiting periods. The Company shall not, and shall cause its Subsidiaries not to, agree to participate in any meeting with any Governmental Entity relating to the matters that are the subject of this Agreement unless it consults with Parent in advance and, to the extent permitted by the relevant Governmental Entity, gives Parent the opportunity to attend and participate at such meeting. Each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.03 as “outside counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from Parent or the Company, as the case may be, or its legal counsel.

SECTION 5.04. Company and Holdings Stock Options.

(a) At the Effective Time, each then outstanding Company Stock Option (including those former Holdings Stock Options), whether or not exercisable at the Effective Time, will be assumed by Parent. Subject to, and in accordance with, the terms of the applicable Company Stock Plan and Holdings Stock Plan and award agreement, each Company Stock Option so assumed by Parent under this Agreement will otherwise continue to have, and be subject to, the same terms and conditions (including with respect to vesting) set forth in the applicable Company Stock Option and Holdings Stock Option (including any applicable plan, award agreement or other document evidencing such Company Stock Option or Holdings Stock Option) immediately prior to the Effective Time and be exercisable for that number of whole shares of Parent Common Stock equal to the product of (A) the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time (giving effect to the conversion of Holdings Stock Options into Company Stock Options) multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (B) the per share exercise price for the shares of Parent

Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock of such Company Stock Option by the Option Exchange Ratio, rounded up to the nearest whole cent. The parties acknowledge and agree that the Holdings Stock Options shall be converted into Company Stock Options prior to the Effective Time pursuant to the Holdings Merger Agreement.

(b) Company and Parent agree that prior to the Effective Time, Company shall, and shall be permitted under this Agreement to, take all corporate action necessary, including, but not limited to, amending any Company Stock Option, Holdings Stock Option, or other equity award agreement evidencing such award, or Company Stock Plan or Holdings Stock Plan, to effectuate the provisions of Section 5.04(a). The parties shall use their reasonable best efforts to ensure that the conversion of any Company Stock Options and Holdings Stock Options shall be effected in a manner intended to avoid the imposition of taxes under Section 409A of the Code.

(c) The Company shall (or shall cause the applicable committee or other appropriate party to) take all actions reasonably necessary prior to the Effective Time to make such adjustments required to convert partnership units authorized by the Holdings Stock Plans and covered by outstanding Holdings Stock Options into shares of Company Common Stock, to be effective upon the completion of the Holdings Transaction and make such adjustments in the partnership units and shares authorized by the Holdings Stock Plans and covered by outstanding Holdings Stock Options and to the applicable exercise prices to reflect such conversion and the merger contemplated by the Holdings Merger Agreement. Following the conversion of partnership units underlying the Holdings Stock Plans and outstanding Holdings Stock Options into shares of Company Common Stock, the Holdings Stock Options shall continue to be referred to as Holdings Stock Options and the Holdings Stock Plans shall continue to be referred to as Holdings Stock Plans for purposes of this Agreement.

(d) Parent shall take all action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Stock Options (including those former Holdings Stock Options) following the Effective Time. On the Closing Date, Parent shall register the shares of Parent Common Stock subject to Company Stock Options by filing an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and Parent shall maintain the effectiveness of such registration statement or registration statements with respect thereto for so long as such awards remain outstanding. Parent shall take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock subject to Company Stock Options. Following the Closing Date, the Company Stock Plans and Holdings Stock Plans will be administered by the Compensation Committee of the Board of Directors of Parent and Parent may grant equity awards under the Company Stock Plans and Holdings Stock Plans to Company employees who continue employment with Parent or the Surviving Corporation or their Subsidiaries following the Closing Date, to the extent shares are available for grant under any such plan, in accordance with the mergers and acquisitions exemption to the equity compensation plan shareholder approval requirement under the Nasdaq Global Select Market rules.

SECTION 5.05. Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, Parent shall (i) indemnify, defend and hold harmless, all past and present directors and officers of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs, expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer, employee or fiduciary of the Company or any of its Subsidiaries or is or was serving at the request of, or to represent the interest of, the Company or any of its Subsidiaries as a director, officer, partner, member, trustee, fiduciary, employee or agent of any other corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, including any charitable or not-for profit public service organization or trade association whether asserted or claimed prior to, at or after the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), and provide advancement of expenses to the Indemnified Parties (within 10 days of receipt by Parent or the Surviving Corporation from an Indemnified Party of a request therefor), to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits Parent or the Surviving Corporation to provide broader indemnification rights or rights of advancement of expenses than such Law permitted Parent or the Surviving Corporation to provide prior to such amendment), (ii) without limitation to clause (i), to the fullest extent permitted by applicable Law, include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws for a period of six years after the Effective Time, provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors and officers of the Company, no less favorable than those contained in the Company Certificate or the Company Bylaws and (iii) not settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by an Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents in writing, and cooperates in the defense of such proceeding or threatened Action.

(b) In the event that either Parent or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.05.

(c) Prior to the Effective Time the Company shall, and, if the Company is unable to, Parent shall as of the Effective Time, obtain and fully pay for, at no expense to the beneficiaries, non-cancellable “tail” insurance policies with a claims period of at least six years from and after the Effective Time from insurance carriers with the same or better claims-paying ability ratings as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O

Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby); provided, however, that the Company shall not pay, or the Surviving Corporation, as the case may be, shall not be required to pay, for such “tail” insurance policies a one-time premium in excess of 250% of the Company’s current annual premium for D&O Insurance. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the beneficiaries, D&O Insurance for a period of at least six years from and after the Effective Time for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as provided in such existing D&O Insurance, from insurance carriers with the same or better claims-paying ability ratings as the Company’s current D&O Insurance carriers; provided, however, that the Surviving Corporation shall not be required to pay for such D&O Insurance an annual premium in excess of 250% of the Company’s current annual premium for D&O Insurance (the “Premium Cap”), in which case the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use commercially reasonable efforts to maintain in effect, at no expense to the beneficiaries, for a period of at least six years from the Effective Time for the persons who are covered by the Company’s existing D&O Insurance, D&O Insurance with the best overall terms, conditions, retentions and levels of coverage reasonably available for an annual premium equal to the Premium Cap.

(d) The provisions of this Section 5.05 are (i) intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

SECTION 5.06. Public Announcements. Except with respect to any Company Adverse Recommendation Change, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.07. Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each person (including any person who is deemed to be a “director by deputization” under applicable securities laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.08. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent Common Stock (a) to be issued in the Merger and (b) to be reserved for issuance upon exercise of Company Stock Options (including those former Holdings Stock Options) to be approved for listing upon the Effective Time on the Nasdaq Global Select Market, subject to official notice of issuance.

SECTION 5.09. Transaction Litigation. Each party shall give the other party the opportunity to participate in the defense or settlement of any litigation brought by a third party against such first party and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the second party’s prior written consent.

SECTION 5.10. Employee Matters.

(a) For a period commencing on the Effective Time, and ending on the date that is 9 months following the Closing Date, each employee of the Company and its Subsidiaries, other than employees whose terms and conditions of employment are governed by a collective bargaining agreement, the terms and conditions of which shall be binding following the Effective Time and shall be respected by Parent, who remains in the active employment of Parent and its Subsidiaries (the “Continuing Employees”) shall receive (i) an annual rate of salary or wages and annual incentive opportunities that are no less favorable, in the aggregate, than that provided to such employee as of the date of this Agreement, and (ii) employee benefits, including severance, that are no less favorable, in the aggregate, to the employee benefits provided to such employee as of the date of this Agreement.

(b) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent and its Subsidiaries to continue any specific employee benefit plans or to continue the employment of any specific person.

(c) Parent and its Subsidiaries shall recognize the service of each Continuing Employee with the Company or its Subsidiaries (as well as service with any predecessor employer of the Company or its Subsidiaries to the extent service with such predecessor employer is recognized by the Company or its Subsidiaries) as if such service had been performed with Parent with respect to any plans or programs in which Continuing Employees are eligible to participate after the Effective Date (i) for purposes of eligibility for vacation, (ii) for purposes of eligibility and participation under any defined contribution retirement plan, health or welfare plan (other than any post-employment health or post-employment welfare plan), (iii) for purposes of eligibility for and vesting of any company matching contributions under any Code Section 401(k) plan, and (iv) unless covered under another arrangement with or of the Company, for benefit accrual purposes under any severance plan, except, in each case, to the extent such treatment would result in duplicative benefits.

(d) With respect to any welfare plan maintained by Parent and its Subsidiaries in which Continuing Employees are eligible to participate after the Effective Time, Parent and its Subsidiaries shall (i) waive all limitations as to preexisting conditions and limitations, exclusions, actively-at-work requirements and waiting periods to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in the same plan year in which the Effective Time occurs in satisfying any analogous deductible or out-of-pocket requirements, as if there had been a single continuous employer.

(e) From and after the Effective Time, Parent and its Subsidiaries shall honor all obligations under the Company Benefit Plans and Foreign Plans and compensation, retention and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time.

(f) Parent shall cause the Company to pay to each participant who is, as of the Closing Date, in the Company annual bonus plans (including the Company Annual Incentive Plan (the “Bonus Plans”)), a pro-rated annual bonus in respect of the 2011 calendar year calculated based on service and actual year-to-date performance of the Company through the Closing Date; provided that payment of such bonuses shall remain contingent on the participant’s continued employment through December 31, 2011 (except that any such participant whose employment is terminated by the Company without “cause” or by the participant for “good reason” (as such terms are defined in Section 5.10(f) of the Company Disclosure Letter) after the Closing Date and on or prior to December 31, 2011 shall be entitled to receive such pro-rated bonus upon such termination of employment (or, if necessary to avoid imposition of additional taxes under Code Section 409A, upon such later date specified in the participant’s employment agreement or the Company’s severance plans for pro-rated bonuses)). After the Closing Date, Parent shall establish in good faith performance metrics for the remainder of the 2011 calendar year for the Company under, and in compliance with, the Bonus Plan. All bonuses under the Bonus Plans in respect of calendar year 2011 shall be paid by the Company no later than March 15, 2012.

(g) The provisions of this Section 5.10 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.10.

SECTION 5.11. Takeover Laws. Each party and its Board of Directors shall (1) use reasonable best efforts to ensure that no state takeover Law (including Section 203 of the DGCL) or similar Law is or becomes applicable to this Agreement, the Voting Agreements, the Merger or any of the other transactions contemplated by this Agreement and the Voting Agreements, including the receipt of Merger Consideration by the stockholders of the Company and (2) if any state takeover Law or similar Law becomes applicable to this Agreement, the Voting Agreements, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreements, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement and the Voting Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreements and otherwise to minimize the effect of such Law on this Agreement, the Voting Agreements, the Merger and the other transactions contemplated by this Agreement and the Voting Agreements.

SECTION 5.12. Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter, including using best efforts to (i) maintain in effect the Commitment Letter and, if entered into prior to the Closing, the definitive documentation with respect to the Financing contemplated by the Commitment Letter (the “Definitive Agreements”), (ii) negotiate and execute the Definitive Agreements on terms and conditions contemplated by the Commitment Letter (including any “flex” provisions thereof) or on such other terms and conditions that are in the aggregate, not materially less favorable to Parent than those contained in the Commitment Letter and do not expand upon the conditions precedent set forth in the Commitment Letter in a manner that would reasonably be expected to make any portion of the funding of the Financing less likely to be obtained or delay in any material respect the funding of the Financing and, upon execution thereof, deliver a copy thereof to the Company (which copy shall exclude and/or redact any references to fees contained therein), (iii) satisfy on a timely basis all conditions applicable to Parent and its Subsidiaries in the Commitment Letter and Definitive Agreements that are within its control and comply with its obligations thereunder and not take or fail to take any action that would be reasonably expected to prevent or impede or delay the availability of the Financing, (iv) take each of the actions required of the Company and its Subsidiaries in paragraphs (b)(i) through (b)(ix) below with respect to itself and its Subsidiaries, and (v) enforce its rights under the Commitment Letter and Definitive Agreements in the event of a breach by the Financing Sources that impedes or delays the Closing, including by seeking specific performance of the parties thereunder if necessary, unless Parent reasonably concludes that seeking specific performance is impracticable or not reasonably likely to succeed under such circumstances. In the event that all conditions to the Financing have been satisfied, Parent shall use its reasonable best efforts to cause the lenders and the other persons providing such Financing to fund such Financing on the Closing Date. Notwithstanding anything to the contrary herein, Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter or the Definitive Agreements, including to add additional lenders, agents or other parties to the Commitment Letter and/or the Definitive Agreements, and/or substitute other debt (but not equity financing) for all or any portion of the Financing from the same and/or alternative financing sources, including by electing to utilize its existing senior secured credit facility as a form of alternative financing (subject to obtaining the consent of the Required Lenders (as defined in such credit facility) prior to the consummation of the Merger), provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter or Definitive Agreements that amends the Financing and/or substitution of all or any portion of the Financing shall not (A) expand upon the conditions precedent to the Financing as set forth in the Commitment Letter, (B) prevent or impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or (C) provide for terms and conditions (including any “flex” provisions) that are, in the aggregate, materially less favorable to Parent than those in the Commitment Letter. Parent shall be permitted to reduce the amount of Financing under the Commitment Letter or Definitive Agreements in its reasonable discretion, provided, that Parent shall not reduce the Financing to an amount committed below the amount that is required, together with the financial resources of Parent, including cash on hand and the proceeds of loans under existing revolving credit facilities of Parent, to consummate the Merger and the other transactions contemplated by this Agreement (including the payment of the Required Refinancing Indebtedness), and provided further that such reduction shall not (I) expand upon the conditions precedent to the Financing as set forth in the Commitment Letter in a manner that would reasonably be expected to make any portion of the funding of the Financing less likely to be obtained or delay in any material respect the funding of the Financing, (II) prevent or impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement, or (III) provide for other terms and conditions (including any “flex” provisions) that are, in the aggregate, materially less favorable to Parent than those in the Commitment Letter. If any portion of the Financing becomes unavailable or Parent becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions contemplated in the Commitment Letter and such portion is reasonably required to consummate the Merger and the other transactions contemplated by this Agreement (including the payment of the Required Refinancing Indebtedness), Parent shall use its best efforts to arrange and obtain as promptly as practicable following the occurrence of such event alternative financing from alternative financing sources in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement (including the repayment of the Required Refinancing Indebtedness), provided, that without the prior written consent of the Company (not to be unreasonably withheld), no such alternative financing (a) shall be equity financing or (b) shall be on terms and conditions (including any “flex” provisions and conditions to funding) that are not, in the aggregate, at least as favorable to Parent and the Company as those in the Commitment Letter. Parent shall give the Company prompt oral and written notice (but in any event not later than 48 hours after the occurrence) of any material breach by any party to the Commitment Letter or Definitive Agreements or of any condition not likely to be satisfied, in each case, of which Parent becomes aware or any termination or waiver, amendment or other modification of the Commitment Letter or Definitive Agreements. Parent shall keep the Company reasonably informed on a current basis and in reasonable detail of the status of its effort to arrange the Financing and shall provide to the Company copies of all documents related to the Financing (excluding fee letters and engagement letters, except to the extent that such documents contain any conditions to funding or “flex” provisions (excluding provisions related solely to fees)). In the event that Parent commences an enforcement action to enforce its rights under the Commitment Letter or the Definitive Agreements and/or cause the Financing Sources to fund the Financing (any such action, a “Financing Action”), Parent shall (x) keep the Company reasonably informed of the status of the Financing Action and (y) at the reasonable request of the Company, shall make Parent’s employees and Representatives (other than any of its Financing Sources) reasonably available to discuss the status of, and material developments with respect to, the Financing Action.

(b) The Company shall provide, and shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause each of its and their respective Representatives, including legal, tax, regulatory and accounting, to provide, all cooperation reasonably requested by Parent and/or the Financing Sources in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the

Company and its Subsidiaries), including, but not limited to, (i) promptly providing information relating to the Company and its Subsidiaries to the Financing Sources to the extent reasonably requested by Parent to assist in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies, (iii) assisting in the preparation of documents and materials, including, but not limited to, (A) any customary offering documents, bank information memoranda, prospectuses and similar documents (including historical and pro forma financial statements and information) for any of the Financing, and (B) materials for rating agency presentations, (iv) cooperating with the marketing efforts for any of the Financing (including consenting to the use of the Company’s and its Subsidiaries’ logos; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries), (v) executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from its advisors), customary certificates (including a certificate of the principal financial officer of the Company or any Subsidiary with respect to solvency matters), accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the Financing), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by Parent as necessary and customary in connection with the Financing, (vi) assisting in (A) the preparation of and entering into one or more credit agreements, currency or interest hedging agreements or (B) the amendment of any of the Company’s or its Subsidiaries’ existing credit agreements, currency or interest hedging agreements, in each case, on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the Financing; provided that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (vii) as promptly as practicable, furnishing Parent and the Financing Sources with all financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and/or the Financing Sources to assist in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter, (viii) using its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance and (ix) cooperating reasonably with Parent’s Financing Sources’ due diligence, to the extent customary and not unreasonably interfering with the business of the Company; provided that, until the Effective Time occurs, neither the Company nor any of its Subsidiaries shall (1) be required to pay any commitment or other similar fee, (2) have any liability or any obligation under any credit agreement or any related document or any other agreement or document related to the Financing (or alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement), (3) be required to incur any other liability in connection with the Financing (or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) or (4) be required to issue a notice of optional redemption for any outstanding series of notes of the Company or any of its Subsidiaries if the indenture governing such series of notes does not provide that such notice may be conditioned on the occurrence of the Effective Time unless, in the case of clauses (1), (2) and (3), reimbursed or indemnified by Parent to the reasonable satisfaction of the Company; provided, further, that (I) all non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 5.12 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to potential syndicate members during syndication, subject to customary confidentiality undertakings by such potential syndicate members and (II) the Company shall be permitted a reasonable period to comment on any documents or other information circulated to potential financing sources that contain or are based upon any such non-public or other confidential information. Parent (A) shall promptly, upon request by the Company, reimburse the Company for all reasonable out of pocket costs (including reasonable attorneys’ fees) incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries and their Representatives contemplated by this Section 5.12, (B) acknowledges and agrees that the Company, its Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to any person prior to the Effective Time under, the Financing or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement and (C) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, unless such loss, damage, claim, cost or expense results from the Company’s or its Subsidiary’s gross negligence or willful misconduct.

(c) In the event that the Commitment Letter or Definitive Agreements are amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 5.12(a), or if Parent substitutes other financing for all or a portion of the Financing in accordance with Section 5.12(a), each of Parent and the Company shall comply with its covenants in Section 5.12(a) and (b) with respect to the Commitment Letter or Definitive Agreements, as applicable, as so amended, replaced, supplemented or otherwise modified and with respect to such other financing to the same extent that Parent and the Company would have been obligated to comply with respect to the Financing.

(d) Parent acknowledges and agrees that neither the obtaining of the Financing or any alternative financing is a condition to Parent’s obligations to consummate the Merger and the other transactions contemplated by this Agreement.

SECTION 5.13. Certain Tax Matters.

(a) During the period from the date of this Agreement to the Effective Time:

(i) Parent and the Company shall (A) use reasonable best efforts to cause the Merger to constitute a reorganization under Section 368(a) of the Code and (B) neither take any action nor fail to take any action if such action or such failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(ii) Each of Parent and the Company shall promptly notify the other party of any material suit, claim, action, investigation, proceeding or audit pending against or with respect to it or any of its Subsidiaries in respect of any Tax.

(b) Parent shall immediately notify the Company if, at any time before the Effective Time, Parent becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(c) The Company shall immediately notify Parent if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d) Solely for purposes of determining continuity of interest for U.S. Federal income tax purposes, pursuant to Internal Revenue Service Notice 2010-25, Parent and the Company hereby agree to the applicability of Treasury regulations section 1.368-1T(e)(2).

SECTION 5.14. Company Cooperation on Certain Matters. After the date hereof and prior to the Effective Time, Parent and the Company shall establish a mechanism, subject to applicable Law, reasonably acceptable to both parties by which the parties will confer on a regular and continued basis regarding the general status of the ongoing operations of the parties and integration planning matters and communicate and consult with specific persons to be identified by each party to the other with respect to the foregoing.

SECTION 5.15. Actions with Respect to Existing Company Arrangements.

(a) Prior to the Effective Time, the Company shall use its reasonable best efforts to cause the Registration Rights Agreement, dated as of February 10, 2010, by and among the Company and the other parties thereto, to be terminated at the Effective Time.

(b) At the Closing, Parent shall pay an “Early Termination Payment” (as defined in the applicable ITR Agreement) (i) in the aggregate amount of $188.5 million, in respect of the Income Tax Receivable Agreement, dated as of February 10, 2010, between the Company and Blackstone Capital Partners III Merchant Banking Fund L.P. (the “Existing Stockholders ITR Agreement”) and (ii) in the amount of $56.5 million, in respect of the Income Tax Receivable Agreement, dated as of February 10, 2010, between the Company and GPC Holdings, L.P. (the “Family ITR Agreement” and, together with the Existing Stockholders ITR Agreement, the “ITR Agreements”).

(c) Prior to the Effective Time, the Company shall take all actions necessary to terminate each of the Recapitalization Agreement, the Exchange Agreement and the Holdings Limited Partnership Agreement.

(d) The Company shall enforce the terms of that certain Agreement, dated as of April 9, 2011, between Donald C. Graham, Graham Capital Company, GPC Investments, LLC, Graham Alternative Investment Partners I, L.P., the Company, Holdings, BCP/Graham Holdings L.L.C. and Blackstone Capital Partners III Merchant Banking Fund L.P., and the Company shall not amend or otherwise modify such agreement.

SECTION 5.16. Holdings Transaction. The Company shall consummate, or shall cause the consummation of, the merger contemplated by the Holdings Merger Agreement immediately prior to the Effective Time; provided that the Company shall only be required to effect the foregoing action if it has received a certificate signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent that Parent is ready, willing and able to consummate the Closing. The Company shall not amend or otherwise modify the Holdings Merger Agreement without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed). In the event that the Company consummates the merger contemplated by the Holdings Merger Agreement and this Agreement is subsequently terminated for any reason, Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with such mergers.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b) Exchange Listing. The Parent Common Stock issuable to the stockholders of the Company in the Merger, upon the exercise of the Company Stock Options (including those former Holdings Stock Options) shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in material business activities that prohibits the consummation of the Merger shall have been issued and remain in effect, and no Law shall have been enacted, issued, enforced, entered, or promulgated in the United States or any such foreign jurisdiction that prohibits or makes illegal the consummation of the Merger.

(d) Antitrust Laws. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated, and all consents required under any other Antitrust Law of the jurisdictions set forth on Section 6.01(d) of the Company Disclosure Letter shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

SECTION 6.02. Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.01(c) of this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representation and warranty of the Company contained in the first sentence of Section 3.01(i) of this Agreement shall be true and correct in all respects as of the Closing Date as though made on the Closing Date and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except, in the case of this clause (iii), for such failures to be true and correct that do not represent and are not reasonably expected to represent, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all obligations required to be performed by or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Tax Opinion. Parent shall have received from Bryan Cave LLP, counsel to Parent, a written opinion dated the Closing Date to the effect that for U.S. Federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to require and rely upon representations reasonably satisfactory to such counsel and set forth in certificates of officers of Parent and the Company.

(d) Holdings Transaction. The merger contemplated by the Holdings Merger Agreement shall have been consummated immediately prior to the Effective Time.

SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent contained in Section 3.02(c) of this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representation and warranty of Parent contained in the first sentence of Section 3.02(i) of this Agreement shall be true and correct in all respects as of the Closing Date as though made on the Closing Date and (iii) all other representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date) and except, in the case of this clause (iii), for such failures to be true and correct that do not represent and are not reasonably expected to represent, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed, or complied with, in all material respects all obligations required to be performed by or complied with by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Tax Opinion. The Company shall have received from Simpson Thacher & Bartlett LLP, counsel to the Company, a written opinion dated the Closing Date to the effect that for U.S. Federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to require and rely upon representations reasonably satisfactory to such counsel and set forth in certificates of officers of Parent and the Company.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval and/or the Parent Stockholder Approval (except in the case of a termination pursuant to Section 7.01(e) or Section 7.01(f) which may only be invoked prior to the receipt of the Company Stockholder Approval):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, upon written notice to the other party:

(i) if the Merger shall not have been consummated on or before January 20, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been a proximate cause of the failure of the Merger to be consummated on or before the Outside Date;

(ii) if a Governmental Entity of competent jurisdiction that must grant an approval of the Merger has denied approval of the Merger and such denial has become final and nonappealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or action shall have become final and nonappealable, provided, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, decree, ruling or action lifted if and to the extent required by this Agreement;

(iii) if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(iv) if the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent (if Parent is not in material breach of its obligations under this Agreement), upon written notice to the Company, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) is incapable of being cured by the Company by the Outside Date;

(d) by the Company (if the Company is not in material breach of its obligations under this Agreement), upon written notice to Parent, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured by Parent by the Outside Date;

(e) by the Company, in accordance with Section 4.02, upon written notice to Parent, prior to the time at which the Company Stockholder Approval has been obtained, in order to accept a bona fide Takeover Proposal that the Special Committee or the Board of Directors of the Company acting upon the recommendation of the Special Committee has concluded in good faith, acting upon the recommendation of the Special Committee (after consultation with its financial advisor (including at least one financial advisor who is not, and whose Affiliates are not, proposing to provide debt or equity financing in connection with such Takeover Proposal) and outside legal counsel), would, if consummated, constitute a Superior Proposal;

(f) by Parent, upon written notice to the Company, in the event that (i) prior to the time at which the Company Stockholder Approval has been obtained, a Company Adverse Recommendation Change shall have occurred or (ii) the Company or the Special Committee shall approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract with respect to, a Takeover Proposal (provided, that for purposes of the definition of “Takeover Proposal” in this Section 7.01(f) (ii), references to “20%” shall be replaced by references to “50%”);

(g) by the Company, upon written notice to Parent, in the event that the Board of Directors of Parent shall have failed to include the Parent Recommendation in the Joint Proxy Statement, or the Board of Directors of Parent or any committee thereof shall have withdrawn, modified or qualified (or publicly proposed to withdraw, modify or qualify) in any manner adverse to the Company, the Parent Recommendation.

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company under this Agreement, other than the second sentence of Section 5.02(b), the provisions of Section 5.12 and Section 5.16 regarding reimbursement of expenses and indemnification and limitations on liability, this Section 7.02, Section 7.03 and Article VIII, which provisions shall survive such termination indefinitely; provided, however, that no such termination shall relieve any party hereto from any liability or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another party of any of covenants or other agreements set forth in this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.

SECTION 7.03. Fees and Expenses.

(a) Except as expressly provided otherwise in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 7.01(f) or by the Company pursuant to Section 7.01(e) then the Company shall pay Parent the Company Termination Fee by wire transfer of same-day funds (i) on the second Business Day following the date of such termination of this Agreement (in the case of termination by Parent pursuant to Section 7.01(f)) or (ii) concurrently with such termination (in the case of termination by the Company pursuant to Section 7.01(e)).

(c) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(g) (or is terminated by Parent or the Company pursuant to another Section at a time when the Company would have been permitted to terminate the Agreement pursuant to Section 7.01(g)) then Parent shall pay to the Company the Parent Termination Fee by wire transfer of same-day funds on the second Business Day following the date of such termination of this Agreement. In the event that the Parent Stockholder Approval is not obtained upon a vote taken thereon at the Parent Stockholders’ Meeting duly convened therefor or at any adjournments or postponement thereof, then Parent shall pay to the Company a fee in the amount equal to $12 million (the “Vote Down Fee) by wire transfer of same-day funds on the second Business Day following the date of such meeting or adjournment or postponement thereof. If the Vote Down Fee is paid by Parent to the Company, then the Parent Termination Fee, if any, that is later paid by Parent to the Company shall be reduced by the amount of the Vote Down Fee previously paid.

(d) In the event that this Agreement is terminated pursuant to Section 7.01(b)(iii) and (A) at any time after the date of this Agreement and prior to the taking of the vote to adopt this Agreement at the Company Stockholders’ Meeting, (i) a bona fide Takeover Proposal shall have been publicly announced or publicly made known to the stockholders of the Company and shall not have been withdrawn prior to the taking of the vote to adopt this Agreement at the Company Stockholders’ Meeting or (ii) any person or group (within the meaning of Rule 13d-5(b) of the Exchange Act) that has acquired more than 5% of the outstanding shares of Company Common Stock at any time after the date of this Agreement files with the SEC a proxy solicitation statement in opposition to the transactions contemplated hereby or publicly announces its opposition to the transactions contemplated hereby and (B) within twelve months of such termination, the Company enters into, publicly approves or submits to its stockholders for approval, an agreement with respect to a Takeover Proposal, or a Takeover Proposal is consummated (which in each case need not be the same Takeover Proposal as the Takeover Proposal described in clause (A)), then the Company shall pay to Parent the Company Termination Fee by wire transfer of same day funds, within two Business Days of the date of such consummation; provided, however, that for purposes of the definition of “Takeover Proposal” in this Section 7.03(d), references to “20%” shall be replaced by references to “50%.”

(e) In the event that this Agreement is terminated by Parent pursuant to Section 7.01(c), then the Company shall pay to Parent the amount of Parent’s Eligible Expenses (subject to the cap specified in the definition thereof), within two Business Days of receipt from Parent of a detailed invoice therefor. In the event that this Agreement is terminated by the Company pursuant to Section 7.01(d), then Parent shall pay to the Company the amount of the Company’s Eligible Expenses (subject to the cap specified in the definition thereof), within two Business Days of receipt from the Company of a detailed invoice therefor.

(f) The Company and Parent acknowledge and agree that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would enter into this Agreement; accordingly if either the Company or Parent fails promptly to pay any amount due pursuant to this Section 7.03, and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit that results in a judgment against the Company or Parent, as applicable, for any amount due pursuant to this Section 7.03, the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 7.03 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. All payments under this Section 7.03 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or Company.

SECTION 7.04. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval and/or the Parent Stockholder Approval; provided, however, that (i) after such approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company or further approval by the stockholders of Parent, as applicable, without such approval having been obtained, (ii) no amendment shall be made to this Agreement (including Section 5.05) after the Effective Time and (iii) except as provided by applicable Law, no amendment of this Agreement shall require the approval of the stockholders of either Parent or the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.05. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Except as provided by applicable Law, no waiver of this Agreement shall require the approval of the stockholders of either Parent or the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

SECTION 7.06. Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 shall, in order to be effective, require, in the case of Parent, action by its Board of Directors, and, in the case of the Company, action by its Board of Directors or action by the Special Committee; provided, that in the case of Section 7.01(e), the Company’s Board of Directors shall act upon the recommendation of the Special Committee. An amendment or waiver of this Agreement pursuant to Section 7.04 or Section 7.05 shall, in order to be effective, require, in the case of Parent, action by its Board of Directors and, in the case of the Company, action by its Board of Directors and action by the Special Committee (except that action of the Board of Directors shall not be required with respect to an amendment or waiver involving a subject matter for which the Board of Directors has delegated exclusive decision making authority to the Special Committee). Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of either the Company or Parent.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given personally, by telecopy (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent, to:

Silgan Holdings Inc.

4 Landmark Square

Suite 400

Stamford, CT 06901

Fax: (203) 975-4598

Attention: Frank W. Hogan, III

with a copy to:

Bryan Cave LLP

1290 Avenue of the Americas

New York, NY 10104

Fax: (212) 541-1431

Attention: Robert J. Rawn

if to the Company, to:

Graham Packaging Company Inc.

2401 Pleasant Valley Road

York, Pennsylvania 17402

Fax: (717) 849-8541

Attention: Chief Legal Officer

with copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Fax: (212) 455-2502

Attention: Wilson S. Neely

and

Abrams & Bayliss LLP

20 Montchanin Road, Suite 200

Wilmington, DE 19807

Fax: (302) 778-1001

Attention: Kevin G. Abrams

Notices shall be deemed given upon receipt.

SECTION 8.03. Definitions. For purposes of this Agreement:

(a) An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For the purposes of this definition, “control” means, as to any person, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. The term “controlled” shall have a correlative meaning.

(b) “Ancillary Agreements” means the Voting Agreements, the Parent Registration Rights Agreement and the Governance Agreements.

(c) “Blackstone Entities” means, collectively, each of Blackstone Capital Partners III Merchant Banking Fund L.P., a Delaware limited partnership, Blackstone Family Investment Partnership III L.P., a Delaware limited partnership, and Blackstone Offshore Capital Partners III L.P., a Cayman Islands limited partnership.

(d) “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

(e) “Commonly Controlled Entity” means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

(f) “Company Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (whether or not subject to ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA) and any other plan, program, agreement, arrangement, policy, practice, contract, fund or commitment providing for pension, severance or retention benefits, profit-sharing, fees, bonuses, retention, stock ownership, stock options, stock appreciation, stock purchase or other stock-related benefits, incentive or deferred compensation, vacation benefits, life or other insurance (including any self-insured arrangements), health or medical benefits, dental benefits, employee assistance programs, salary continuation, unemployment benefits, disability or sick leave benefits, workers’ compensation benefits, relocation or post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits) or other form of benefits which is or has been maintained, administered, participated in or contributed to by the Company, Subsidiary, or any Commonly Controlled Entity of the Company or Subsidiary and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any material liability.

(g) “Company Personnel” means any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries.

(h) “Company Termination Fee” means an amount equal to $39.5 million.

(i) “Eligible Expenses ” means the actual, reasonable and documented out-of-pocket fees and expenses incurred by a party prior to the termination of this Agreement in connection with the preparation of this Agreement, the Form S-4, the Joint Proxy Statement, the

Financing, the Merger and the other transactions contemplated hereby, and the terminating party’s due diligence investigation (including all reasonable fees, charges and disbursements of counsel and all fees and expenses payable to its accountants and financial advisors), up to an aggregate maximum amount of $12 million.

(j) “Environmental Law ” means any Law now or previously in effect regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Material or relating to pollution or protection of the outdoor or indoor environment or human health or safety related to exposure to Hazardous Materials.

(k) “Foreign Plan ” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. Law.

(l) “Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Commitment Letter and any joinder agreements or credit agreements (including the Definitive Agreements) relating thereto.

(m) “Hazardous Materials” means (i) petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, greenhouse gases, microbial matters, chlorofluorocarbons and all other ozone-depleting substances and (ii) any other element, compound, chemical, material, substance, waste, pollutant, contaminant, hazardous, toxic, biohazardous or dangerous material or other substance that could result in liability under or that is prohibited, limited or regulated by, pursuant to or for purposes of any Environmental Laws.

(n) “Holdings” means Graham Packaging Holdings Company, a Pennsylvania limited partnership.

(o) “Holdings Limited Partnership Agreement” means the Sixth Amended and Restated Limited Partnership Agreement of Holdings, dated February 4, 2010, as may be amended.

(p) “Holdings Merger Agreement” means the Agreement and Plan of Merger, dated as of the date hereof, by and among the Company and Holdings, pursuant to which Holdings will merge with and into the Company.

(q) “Holdings Transaction” means the transaction contemplated by the Holdings Merger Agreement.

(r) “Knowledge” means, with respect to any matter in question, the actual knowledge of (i) with respect to the Company, those individuals listed in Section 8.03(r) of the Company Disclosure Letter, and (ii) with respect to Parent, those individuals listed in Section 8.03(r) of the Parent Disclosure Letter.

(s) “Marketing Period” shall have the meaning set forth in the Commitment Letter or under any alternative financing obtained in accordance with Section 5.12.

(t) “Material Adverse Effect” means an effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with all other effects, events, developments, changes, states of facts, conditions, circumstances or occurrences occurring or existing prior to the determination of a Material Adverse Effect, is or would be reasonably expected to be materially adverse to (i) the condition (financial or otherwise), assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement (other than to the extent arising as a result of a need to obtain consents under Contracts as a result of the consummation of the transactions contemplated by the Holdings Merger Agreement); provided that in the case of clause (i), a Material Adverse Effect shall not be deemed to include effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from:

(A) changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not affect the Company and its Subsidiaries in a materially disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate;

(B) changes in the industries in which the Company and its Subsidiaries operate, to the extent such changes do not adversely affect the Company and its Subsidiaries in a materially disproportionate manner relative to other participants in such industry;

(C) any change in Law or the interpretation thereof or GAAP or the interpretation thereof;

(D) the negotiation, execution or announcement of this Agreement or the consummation of the transactions contemplated hereby;

(E) compliance with the terms of, or the taking of any action required by, this Agreement;

(F) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account); and

(G) acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events.

(u) “Operating Partnership” means Graham Packaging Company, L.P., a Delaware limited partnership.

(v) “Option Exchange Ratio” means the number equal to the sum of (I) the Stock Consideration plus (II) the number obtained by dividing (1) the Cash Consideration by (2) the per share closing price of Parent Common Stock on the Nasdaq Global Select Market on the last trading day immediately prior to the Closing Date.

(w) “Parent Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (whether or not subject to ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA) and any other plan, program, agreement, arrangement, policy, practice, Contract, fund or commitment providing for pension, severance or retention benefits, profit-sharing, fees, bonuses, retention, stock ownership, stock options, stock appreciation, stock purchase or other stock-related benefits, incentive or deferred compensation, vacation benefits, life or other insurance (including any self-insured arrangements), health or medical benefits, dental benefits, employee assistance programs, salary continuation, unemployment benefits, disability or sick leave benefits, workers’ compensation benefits, relocation or post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits) or other form of benefits which is or has been maintained, administered, participated in or contributed to by Parent or any Commonly Controlled Entity of Parent and covers any employee or former employee of Parent, or with respect to which Parent has any material liability.

(x) “Parent Material Adverse Effect” means an effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with all other effects, events, developments, changes, states of facts, conditions, circumstances or occurrences occurring or existing prior to the determination of a Parent Material Adverse Effect, is or would be reasonably expected to be materially adverse to (i) the condition (financial or otherwise), assets, liabilities, business or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement; provided that in the case of clause (i), a Parent Material Adverse Effect shall not be deemed to include effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from:

(A) changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not affect Parent and its Subsidiaries in a materially disproportionate manner relative to other participants in the industries in which Parent and its Subsidiaries operate;

(B) changes in the industries in which Parent and its Subsidiaries operate, to the extent such changes do not adversely affect Parent and its Subsidiaries in a materially disproportionate manner relative to other participants in such industry;

(C) any change in Law or the interpretation thereof or GAAP or the interpretation thereof in such industry;

(D) the negotiation, execution or announcement of this Agreement or the consummation of the transactions contemplated hereby;

(E) compliance with the terms of, or the taking of any action required by, this Agreement;

(F) any failure by Parent to meet any published analyst estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Parent Material Adverse Effect may be taken into account); and

(G) acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events.

(y) “Parent Personnel” means any current or former officer, employee, director or consultant of Parent or any of its Subsidiaries.

(z) “Parent Termination Fee” means an amount equal to $39.5 million.

(aa) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or a Governmental Entity.

(bb) “Recapitalization Agreement” means the Agreement and Plan of Recapitalization, Redemption and Purchase, dated as of December 18, 1997, by and among (i) Holdings, (ii) the Company, (iii) BCP/Graham Holdings L.L.C., (iv) Donald C. Graham, (v) Graham Packaging Corporation, (vi) Graham Family Growth Partnership, (vii) Graham Engineering Corporation, (viii) Graham Capital Corporation and (ix) Graham Recycling Corporation.

(cc) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, escaping, leaching, dumping, disposing or arranging for disposal or migrating into the environment or any natural or man-made structure.

(dd) “Representatives” means, with respect to any person, such person’s directors, managers, officers, employees, agents and representatives, including any investment banker, financial advisor, Financing Source (in the case of Parent), attorney, accountant or other advisor, agent, representative or Affiliate.

(ee) A “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and Schedules annexed hereto or referred to herein, and the Company Disclosure Letter and the Parent Disclosure Letter, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

SECTION 8.05. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission).

SECTION 8.06. Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement and the Voting Agreements (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to and do not confer upon any person other than the parties hereto any legal or equitable rights or remedies. Notwithstanding the foregoing clause (b):

(i) Following the Effective Time, each holder of Company Common Stock shall be entitled to enforce the provisions of Article II to the extent necessary to receive the consideration to which such holder is entitled pursuant to Article II.

(ii) Following the Effective Time, the provisions of Section 5.05 shall be enforceable by each Indemnified Party and his or her heirs and his or her representatives.

(iii) The provisions of Section 8.09(c) and Section 8.10 shall be enforceable by each Financing Source.

(iv) The provisions of Section 8.12 shall be enforceable by the Non-Recourse Parties.

SECTION 8.07. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.09. Specific Enforcement; Consent to Jurisdiction.

(a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any court of the United States located in the State of New York without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(b) In addition, each of the parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any court of the United States located in the State of New York, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, any court of the United States located in the State of New York and (d) consents to service of process being made through the notice procedures set forth in Section 8.02.

(c) Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(d) Without limiting other means of service of process permissible under applicable Law, each of the Company and Parent hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

SECTION 8.10. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby, including but not limited to any dispute arising out of or relating to the Commitment Letter or the performance thereof. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

SECTION 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

SECTION 8.12. No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[signature page follows]

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

SILGAN HOLDINGS INC.

By:	/s/ Anthony J. Allott
	Name:	Anthony J. Allott
	Title:	President and Chief Executive Officer

GRAHAM PACKAGING COMPANY INC.

By:	/s/ Mark S. Burgess
	Name:	Mark S. Burgess
	Title:	Chief Executive Officer and Director

Exhibit 99.1

VOTING AGREEMENT

This VOTING AGREEMENT is dated as of April 12, 2011 (this “Agreement”), and is among SILGAN HOLDINGS INC., a Delaware corporation (“Parent”), BLACKSTONE CAPITAL PARTNERS III MERCHANT BANKING FUND L.P., a Delaware limited partnership, BLACKSTONE OFFSHORE CAPITAL PARTNERS III L.P., a Delaware limited partnership, and BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P., a Cayman Islands limited partnership (each of Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and Blackstone Family Investment Partnership III L.P., a “Stockholder” and collectively, the “Stockholders”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, Parent and Graham Packaging Company Inc. (the “Company”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, the Company will merge with and into Parent (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) (but excluding shares to be canceled or converted in accordance with the Merger Agreement and any Dissenting Shares) will be converted into the right to receive the Merger Consideration specified therein;

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of shares of Common Stock set forth opposite such Stockholder’s name on Schedule I hereto (the “Existing Shares” and, collectively, with any shares of Common Stock subsequently acquired, whether pursuant to purchase or otherwise and including any shares of Common Stock that such Stockholder has the right to vote or share in the voting of, the “Covered Shares”); and

WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that the Stockholders agree, and each Stockholder has agreed, to enter into this Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

1.1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

1.2. Other Definitions. For purposes of this Agreement:

(a) “beneficial ownership” by a Person of any securities means ownership, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, where such Person has or shares with another Person (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that for purposes of determining beneficial ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “beneficially own” and “beneficially owned” shall have a correlative meaning.

(b) “Permitted Transfer” means a Transfer of Covered Shares by a Stockholder to any Affiliate if the transferee of such Covered Shares evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder. Notwithstanding anything in the foregoing to the contrary, each of the Stockholders may from time to time Transfer among and between themselves any of the Covered Shares and each such Transfer shall be deemed a Permitted Transfer (it being understood that any Covered Shares so Transferred shall continue to constitute Covered Shares under this Agreement).

(c) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or a Governmental Entity.

(d) “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, hypothecate, encumber or dispose of, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, hypothecation, encumbrance or disposition (it being understood that no Transfer shall be deemed to be made by a Stockholder as a result of transfers of limited partnership interests in such Stockholder).

(e) “Voting Period” means the period from and including the date of this Agreement through and including the date on which the Company Stockholder Approval is obtained.

ARTICLE II

VOTING

2.1. Agreement to Vote. Each Stockholder hereby agrees that, during the term of this Agreement, at the Company Stockholders’ Meeting and at any other meeting of the

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stockholders of the Company, however called, including any adjournment or postponement thereof, the Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, (a) appear at each such meeting or otherwise cause the Covered Shares beneficially owned by the Stockholder as of the applicable record date to be counted as present thereat for purposes of calculating a quorum; and (b) vote (or cause to be voted), in person or by proxy, all of such Stockholder’s Covered Shares over which such Stockholder has voting power as of the applicable record date:

(i) in favor of the adoption of the Merger Agreement and any other actions related thereto submitted to a stockholder vote pursuant to the Merger Agreement or in furtherance of the Merger;

(ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Stockholder contained in this Agreement;

(iii) against any Takeover Proposal; and

(iv) against any other action, agreement or transaction involving the Company that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purpose of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by any Stockholder of its obligations under this Agreement.

2.2. No Inconsistent Agreements. Each Stockholder hereby, jointly and severally, represents, covenants and agrees that, except for this Agreement, no Stockholder (a) has entered into, or shall enter into at any time while this Agreement remains in effect, any voting agreement, voting trust or similar arrangement with respect to any Covered Shares, or (b) has granted or shall grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to any Covered Shares (other than as contemplated by Section 2.1).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of the Stockholders. Each Stockholder, jointly and severally as to itself and each other Stockholder, hereby represents and warrants to Parent as follows:

(a) Authorization; Validity of Agreement; Necessary Action. The Stockholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement and the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have

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been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder or any stockholder or equity holder thereof or any other Person are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Ownership. The Stockholder’s Existing Shares are, and all of the Covered Shares of the Stockholder will be through the last day of the Voting Period except to the extent any such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer, owned beneficially and of record by the Stockholder. The Stockholder has good and marketable title to the Stockholder’s Existing Shares, free and clear of any Liens other than those imposed by applicable securities laws. As of the date hereof, the Stockholder’s Existing Shares constitute all of the shares of Common Stock beneficially owned or owned of record by the Stockholder. Except as set forth on Schedule 2 hereto, the Stockholder has, and will have through the last day of the Voting Period, the sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Covered Shares.

(c) No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to the Stockholder or by which any of its assets or properties is bound, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on the properties or assets of the Stockholder pursuant to, any Contract to which the Stockholder is a party or by which the Stockholder or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) No Consent. The execution and delivery of this Agreement by the Stockholder does not, and the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require the Stockholder to obtain any consent, approval, authorization or permit of any Governmental Entity.

3.2. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

(a) Authorization; Validity of Agreement; Necessary Action. Parent has the requisite capacity and authority to execute and deliver this Agreement, to perform its

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obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) No Violation. The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to Parent or by which any of its assets or properties is bound, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on the properties or assets of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(c) No Consent. The execution and delivery of this Agreement by Parent does not, and the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require Parent to obtain any consent, approval, authorization or permit of any Governmental Entity.

ARTICLE IV

OTHER COVENANTS

4.1. Prohibition on Transfers, Other Actions. Each Stockholder hereby agrees not to: (i) during the Voting Period, offer to Transfer, Transfer or consent to Transfer any of the Covered Shares or any voting interest therein, unless such Transfer is a Permitted Transfer; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with the Stockholder’s covenants and obligations under this Agreement; or (iii) take any action that would restrict the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement or make any of its representations or warranties contained in this Agreement untrue or incorrect.

4.2. Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3. Agreements with Stockholders. At the Closing, Parent shall pay an “Early Termination Payment” (as defined in the Existing Stockholders ITR Agreement) in the amount of $188.5 million, in respect of the Existing Stockholders ITR Agreement, and each Stockholder hereby acknowledges and agrees that such amount constitutes all amounts owed to the Stockholders under the Existing Stockholders ITR Agreement and such payment at the Closing will satisfy all obligations to the Stockholders thereunder.

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4.4. Waiver of Dissenters’ Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, asset or perfect, any rights of dissent and appraisal under Section 262 of the DGCL to the extent such Stockholder is entitled to such rights under such Section 262.

4.5. Non-Solicitation. Each Stockholder hereby agrees that neither it nor any of its Subsidiaries nor any of its and their respective managers or officers shall, and each Stockholder shall direct and use its reasonable best efforts to cause its Affiliates and its and its Subsidiaries’ other Representatives not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or knowingly facilitate any Takeover Proposal or the making or consummation thereof or (ii) other than to inform any person of the existence of the provisions contained in Section 4.02 of the Merger Agreement, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or enter into any agreement, understanding or arrangement with respect to, any Takeover Proposal; provided, however, that notwithstanding the foregoing, each Stockholder may, and may authorize and permit any of its Affiliates or Representatives to, take any actions to the extent the Company is permitted to take such actions under Section 4.02 of the Merger Agreement. Each Stockholder shall immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal.

ARTICLE V

MISCELLANEOUS

5.1. Termination. This Agreement shall remain in effect until the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; (c) the date on which the Board of Directors of the Company (upon the recommendation of the Special Committee) or the Special Committee makes a Company Adverse Recommendation Change; (d) the making of any change, by amendment, waiver, or other modification, by any party, to any provision of the Merger Agreement that reduces or changes the form of consideration payable pursuant to the Merger Agreement, that reduces the amount payable pursuant to Section 5.15(b) of the Merger Agreement or that otherwise adversely affects the Stockholders in any material respect, in each case in this clause (d) without the prior written consent of the Stockholders; and (e) the Outside Date; provided that the provisions of Section 4.3 and this Article V shall survive any termination of this Agreement.

5.2. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

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5.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, post prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent to:

Silgan Holdings Inc.

4 Landmark Square

Suite 400

Stamford, CT 06901

Fax: (203) 975-4598

Attention: Frank W. Hogan, III

with a copy to:

Bryan Cave LLP

1290 Avenue of the Americas

New York, NY 10104

Fax: (212) 541-1431

Attention: Robert J. Rawn

(b)	if to the Stockholders, to:

Blackstone Capital Partners III Merchant Banking Fund L.P.

c/o Blackstone Management Associates III L.L.C.

345 Park Avenue

New York, New York 10154

Fax: (212) 583-5722

Attention: Chinh Chu

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Fax: (212) 455-2502

Attention: Wilson S. Neely

5.4. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural

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forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

5.5. Counterparts. This Agreement may be executed by facsimile or other image scan transmission and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.6. Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.7. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In addition, each of the parties hereto (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and the courts of the United States of America located in the State of New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a court of the United States of America located in the State of New York.

(b) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 5.7.

5.8. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Parent and the Stockholders. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Parent

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and the Stockholders. Notwithstanding anything in the foregoing to the contrary, Section 4.3 may not be amended except by an instrument signed by Parent, the Stockholders and the Company (acting on the recommendation of the Special Committee), and the Company shall be a third party beneficiary hereof with respect to any such amendment to Section 4.3.

5.9. Remedies.

(a) In the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, each party hereto agrees that, the non-breaching party will have the right to an injunction, temporary restraining order, specific performance or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. Notwithstanding anything in this Agreement to the contrary, such remedies as provided herein shall be the exclusive remedies of the parties hereto, and each party hereto waives all other remedies, including monetary remedies, with respect to any breaches of the terms hereof.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.10. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

5.11. Successors and Assigns; Third Party Beneficiaries. Except in connection with a Permitted Transfer as provided herein, neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that (i) the Company shall be a third party beneficiary (a) to the extent set forth in Section 5.8 and (b) with respect to the provisions of Section 4.5 and, in

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each of clause (a) and (b), entitled to enforce the terms thereof and (ii) each Non-Recourse Party shall be a third party beneficiary with respect to the provisions of Section 5.15 and entitled to enforce the terms thereof.

5.12. Capacity as a Stockholder. Each Stockholder makes its agreements and understandings herein solely in its capacity as the record holder and beneficial owner of the Covered Shares. Notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by the Stockholders or their Representatives and Affiliates or any other Person solely in their capacity as directors or officers of the Company, and none of such actions taken shall be deemed to constitute a breach of this Agreement by the Stockholder.

5.13. Joint and Several Liability. The Stockholders hereby agree that all representations, warranties, covenants, agreements, liabilities and obligations under this Agreement are joint and several to the Stockholders, and each Stockholder will be liable to the fullest extent provided for in this Agreement for any breach, default, liability or other obligation of each of the other Stockholders.

5.14. Fees and Expenses. Each party hereto shall pay its own fees and expenses (including those of its counsel and other advisors) incurred in connection with this Agreement.

5.15. No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto (and in the case of the Stockholders, each of their general partners) and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party“) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

SILGAN HOLDINGS INC.

By:	/s/ Anthony J. Allott
	Name:	Anthony J. Allott
	Title:	President and Chief Executive Officer

BLACKSTONE CAPITAL PARTNERS III MERCHANT BANKING FUND L.P.

By:	BLACKSTONE MANAGEMENT ASSOCIATES III L.L.C., its general partner

By:	/s/ Chinh E. Chu
	Name:	Chinh E. Chu
	Title:	Senior Managing Director

BLACKSTONE OFFSHORE CAPITAL PARTNERS III L.P.

By:	BLACKSTONE MANAGEMENT ASSOCIATES III L.L.C., its general partner

By:	/s/ Chinh E. Chu
	Name:	Chinh E. Chu
	Title:	Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P.

By:	BLACKSTONE MANAGEMENT ASSOCIATES III L.L.C., its general partner

By:	/s/ Chinh E. Chu
	Name:	Chinh E. Chu
	Title:	Senior Managing Director

Schedule 1

STOCKHOLDER INFORMATION

Name	Existing Shares

Blackstone Capital Partners III Merchant Banking Fund L.P.	32,149,860 shares of Common Stock

Blackstone Offshore Capital Partners III L.P.	5,727,916 shares of Common Stock

Blackstone Family Investment Partnership III L.P.	2,417,731 shares of Common Stock

Total:	40,295,507 shares of Common Stock

Schedule 2

BENEFICIAL OWNERSHIP

Blackstone Management Associates III L.L.C., as the general partner of each of the Stockholders (the “GP”), and Mr. Stephen A. Schwarzman, as a founding member of the GP, may be deemed to be the beneficial owner of the 40,295,507 shares of Common Stock held by the Stockholders.

Exhibit 99.2

VOTING AGREEMENT

This VOTING AGREEMENT is dated as of April 12, 2011 (this “Agreement”), and is among (a) Graham Packaging Company Inc., a Delaware corporation (“Company”), (b) R. Philip Silver, (c) Robert Philip Silver 2010 Grantor Retained Annuity Trust, (d) Robert Philip Silver May 2008 Five-Grantor Retained Annuity Trust, (e) Robert Philip Silver 2002 GRAT Article III Trust for Benefit of Spouse and Descendants, (f) Article III Family Trust UAD 02/24/09 FBO Peter M. Silver and Descendants and (g) Article III Family Trust UAD 02/24/09 FBO P. Tyler Silver and Descendants (each of the parties in clauses (b), (c), (d), (e), (f) and (g), a “Stockholder” and collectively, the “Stockholders”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, Silgan Holdings Inc. (“Parent”) and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, the Company will merge with and into Parent (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of the Company (but excluding shares to be canceled or converted in accordance with the Merger Agreement and any Dissenting Shares) will be converted into the right to receive the Merger Consideration specified therein;

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of shares of common stock, par value $0.01 per share (the “Common Stock”), of Parent set forth opposite such Stockholder’s name on Schedule I hereto (the “Existing Shares” and, collectively, with any shares of Common Stock subsequently acquired, whether pursuant to purchase or otherwise and including any shares of Common Stock that such Stockholder has the right to vote or share in the voting of, the “Covered Shares”); and

WHEREAS, as a condition and inducement to the Company entering into the Merger Agreement, the Company has required that the Stockholders agree, and each Stockholder has agreed, to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

1.1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

1.2. Other Definitions. For purposes of this Agreement:

(a) “beneficial ownership” by a Person of any securities means ownership, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, where such Person has or shares with another Person (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that for purposes of determining beneficial ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “beneficially own” and “beneficially owned” shall have a correlative meaning.

(b) “Permitted Transfer” means a Transfer of Covered Shares by a Stockholder to any Affiliate if the transferee of such Covered Shares evidences in a writing reasonably satisfactory to the Company such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder. Notwithstanding anything in the foregoing to the contrary, each of the Stockholders may from time to time Transfer among and between themselves any of the Covered Shares and each such Transfer shall be deemed a Permitted Transfer (it being understood that any Covered Shares so Transferred shall continue to constitute Covered Shares under this Agreement).

(c) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or a Governmental Entity.

(d) “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, hypothecate, encumber or dispose of, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, hypothecation, encumbrance or disposition (it being understood that no Transfer shall be deemed to be made by a Stockholder as a result of transfers of limited partnership interests in such Stockholder).

(e) “Voting Period” means the period from and including the date of this Agreement through and including the date on which the Parent Stockholder Approval is obtained.

ARTICLE II

VOTING

2.1. Agreement to Vote. Each Stockholder hereby agrees that, during the term of this Agreement, at the Parent Stockholders’ Meeting and at any other meeting of the

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stockholders of Parent, however called, including any adjournment or postponement thereof, the Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon, or in any other circumstance in which the vote, consent or other approval of the stockholders of Parent is sought, (a) appear at each such meeting or otherwise cause the Covered Shares beneficially owned by the Stockholder as of the applicable record date to be counted as present thereat for purposes of calculating a quorum; and (b) vote (or cause to be voted), in person or by proxy, all of such Stockholder’s Covered Shares over which such Stockholder has voting power as of the applicable record date:

(i) in favor of the adoption of the Merger Agreement, the amendment to the Parent Certificate and the Parent Share Issuance and any other actions related thereto submitted to a stockholder vote pursuant to the Merger Agreement or in furtherance of the Merger;

(ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent contained in the Merger Agreement, or of any Stockholder contained in this Agreement; and

(iii) against any other action, agreement or transaction involving Parent that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purpose of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by Parent of its obligations under the Merger Agreement or by any Stockholder of its obligations under this Agreement.

2.2. No Inconsistent Agreements. Each Stockholder hereby, jointly and severally, represents, covenants and agrees that, except for this Agreement, no Stockholder (a) has entered into, or shall enter into at any time while this Agreement remains in effect, any voting agreement, voting trust or similar arrangement with respect to any Covered Shares, or (b) has granted or shall grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to any Covered Shares (other than as contemplated by Section 2.1).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of the Stockholders. Each Stockholder, jointly and severally as to itself and each other Stockholder, hereby represents and warrants to the Company as follows:

(a) Authorization; Validity of Agreement; Necessary Action. The Stockholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement and the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have

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been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder or any other Person are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Ownership. The Stockholder’s Existing Shares are, and all of the Covered Shares of the Stockholder will be through the last day of the Voting Period except to the extent any such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer, owned beneficially and of record by the Stockholder. The Stockholder has good and marketable title to the Stockholder’s Existing Shares, free and clear of any Liens other than those imposed by applicable securities laws. As of the date hereof, the Stockholder’s Existing Shares constitute all of the shares of Common Stock beneficially owned or owned of record by the Stockholder. The Stockholder has, and will have through the last day of the Voting Period, the sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Covered Shares.

(c) No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to the Stockholder or by which any of its assets or properties is bound, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on the properties or assets of the Stockholder pursuant to, any Contract to which the Stockholder is a party or by which the Stockholder or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) No Consent. The execution and delivery of this Agreement by the Stockholder does not, and the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require the Stockholder to obtain any consent, approval, authorization or permit of any Governmental Entity.

3.2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholders as follows:

(a) Authorization; Validity of Agreement; Necessary Action. The Company has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

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This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) No Violation. The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to the Company or by which any of its assets or properties is bound, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on the properties or assets of the Company pursuant to, any Contract to which the Company is a party or by which the Company or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(c) No Consent. The execution and delivery of this Agreement by the Company does not, and the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require the Company to obtain any consent, approval, authorization or permit of any Governmental Entity.

ARTICLE IV

OTHER COVENANTS

4.1. Prohibition on Transfers, Other Actions. Each Stockholder hereby agrees not to: (i) during the Voting Period, offer to Transfer, Transfer or consent to Transfer any of the Covered Shares or any voting interest therein, unless such Transfer is a Permitted Transfer; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with the Stockholder’s covenants and obligations under this Agreement; or (iii) take any action that would restrict the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement or make any of its representations or warranties contained in this Agreement untrue or incorrect.

4.2. Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

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ARTICLE V

MISCELLANEOUS

5.1. Termination. This Agreement shall remain in effect until the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; (c) the date on which the Board of Directors of the Company (upon the recommendation of the Special Committee) or the Special Committee makes a Company Adverse Recommendation Change; (d) the making of any change, by amendment, waiver, or other modification, by any party, to any provision of the Merger Agreement that adversely affects the Stockholders in any material respect, in each case in this clause (d) without the prior written consent of the Stockholders; and (e) the Outside Date; provided that the provisions of this Article V shall survive any termination of this Agreement.

5.2. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders and the Company shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, post prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to the Company to:

Graham Packaging Company Inc.

2401 Pleasant Valley Road

York, Pennsylvania 17402

Fax: (717) 849-8541

Attention: Chief Legal Officer

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Fax: (212) 455-2502

Attention: Wilson S. Neely

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(b) if to the Stockholders, to:

R. Philip Silver

c/o Silgan Holdings Inc.

4 Landmark Square

Suite 400

Stamford, CT 06901

Fax: (203) 975-4598

with copies to:

Silgan Holdings Inc.

4 Landmark Square

Suite 400

Stamford, CT 06901

Fax: (203) 975-4598

Attention: Frank W. Hogan, III

Senior Vice President, General Counsel & Secretary

Bryan Cave LLP

1290 Avenue of the Americas

New York, NY 10104

Fax: (212) 541-1431

Attention: Robert J. Rawn

5.4. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

5.5. Counterparts. This Agreement may be executed by facsimile or other image scan transmission and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.6. Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and

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understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.7. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In addition, each of the parties hereto (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and the courts of the United States of America located in the State of New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a court of the United States of America located in the State of New York.

(b) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 5.7.

5.8. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the Company and the Stockholders. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the Company and the Stockholders.

5.9. Remedies.

(a) In the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, each party hereto agrees that the non-breaching party will have the right to an injunction, temporary restraining order, specific performance or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. Notwithstanding anything in this Agreement to the contrary, such remedies as provided herein shall be the exclusive remedies of the parties hereto, and each party hereto waives all other remedies, including monetary remedies, with respect to any breaches of the terms hereof.

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(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.10. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

5.11. Successors and Assigns; Third Party Beneficiaries. Except in connection with a Permitted Transfer as provided herein, neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors, permitted assigns, heirs and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.12. Capacity as a Stockholder. Each Stockholder makes its agreements and understandings herein solely in its capacity as the record holder and beneficial owner of the Covered Shares. Notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by the Stockholders or their Representatives and Affiliates or any other Person solely in their capacity as directors or officers of Parent, and none of such actions taken shall be deemed to constitute a breach of this Agreement by the Stockholder.

5.13. Joint and Several Liability. The Stockholders hereby agree that all representations, warranties, covenants, agreements, liabilities and obligations under this Agreement are joint and several to the Stockholders, and each Stockholder will be liable to the fullest extent provided for in this Agreement for any breach, default, liability or other obligation of each of the other Stockholders.

5.15. Fees and Expenses. Each party hereto shall pay its own fees and expenses (including those of its counsel and other advisors) incurred in connection with this Agreement.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

GRAHAM PACKAGING COMPANY INC.

By:	/s/ Mark S. Burgess
	Name:	Mark S. Burgess
	Title:	Chief Executive Officer and Director

/s/ R. Philip Silver
R. Philip Silver

ROBERT PHILIP SILVER 2010 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ R. Philip Silver
	Name:	R. Philip Silver
	Title:	Trustee

By:	/s/ Barbara G. Silver
	Name:	Barbara G. Silver
	Title:	Trustee

ROBERT PHILIP SILVER MAY 2008 FIVE-GRANTOR RETAINED ANNUITY TRUST

By:	/s/ R. Philip Silver
	Name:	R. Philip Silver
	Title:	Trustee

ROBERT PHILIP SILVER 2002 GRAT ARTICLE III TRUST FOR BENEFIT OF SPOUSE AND DESCENDANTS

By:	/s/ Barbara G. Silver
	Name:	Barbara G. Silver
	Title:	Trustee

ARTICLE III FAMILY TRUST UAD 02/24/09 FBO PETER M. SILVER AND DESCENDANTS

By:	/s/ Barbara G. Silver
	Name:	Barbara G. Silver
	Title:	Trustee

ARTICLE III FAMILY TRUST UAD 02/24/09 FBO P. TYLER SILVER AND DESCENDANTS

By:	/s/ Barbara G. Silver
	Name:	Barbara G. Silver
	Title:	Trustee

Schedule I

STOCKHOLDER INFORMATION

Name	Existing Shares

R. Philip Silver	5,720,876 shares of Common Stock

Robert Philip Silver 2010 Grantor Retained Annuity Trust	1,500,000 shares of Common Stock

Robert Philip Silver May 2008 Five-Grantor Retained Annuity Trust	1,368,437 shares of Common Stock

Robert Philip Silver 2002 GRAT Article III Trust For Benefit of Spouse and Descendants	2,247,078 shares of Common Stock

Article III Family Trust UAD 2/24/09 FBO Peter M. Silver and Descendants	271,490 shares of Common Stock

Article III Family Trust UAD 02/24/09 FBO P. Tyler Silver and Descendants	271,490 shares of Common Stock

Total:	11,379,371 shares of Common Stock

Exhibit 99.3

VOTING AGREEMENT

This VOTING AGREEMENT is dated as of April 12, 2011 (this “Agreement”), and is among (a) Graham Packaging Company Inc., a Delaware corporation (“Company”), (b) D. Greg Horrigan, (c) Pay It Forward Foundation, (d) Horrigan 2009 Eleven Year Grantor Retained Annuity Trust, (e) Horrigan 2009 Ten Year Grantor Retained Annuity Trust, (f) Horrigan 2009 Nine Year Grantor Retained Annuity Trust, and (g) Horrigan Family Limited Partnership (each of the parties in clauses (b), (c), (d), (e), (f) and (g), a “Stockholder” and collectively, the “Stockholders”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, Silgan Holdings Inc. (“Parent”) and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, the Company will merge with and into Parent (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of the Company (but excluding shares to be canceled or converted in accordance with the Merger Agreement and any Dissenting Shares) will be converted into the right to receive the Merger Consideration specified therein;

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of shares of common stock, par value $0.01 per share (the “Common Stock”), of Parent set forth opposite such Stockholder’s name on Schedule I hereto (the “Existing Shares” and, collectively, with any shares of Common Stock subsequently acquired, whether pursuant to purchase or otherwise and including any shares of Common Stock that such Stockholder has the right to vote or share in the voting of, the “Covered Shares”); and

WHEREAS, as a condition and inducement to the Company entering into the Merger Agreement, the Company has required that the Stockholders agree, and each Stockholder has agreed, to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

1.1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

1.2. Other Definitions. For purposes of this Agreement:

(a) “beneficial ownership” by a Person of any securities means ownership, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, where such Person has or shares with another Person (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that for purposes of determining beneficial ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “beneficially own” and “beneficially owned” shall have a correlative meaning.

(b) “Permitted Transfer” means a Transfer of Covered Shares by a Stockholder to any Affiliate if the transferee of such Covered Shares evidences in a writing reasonably satisfactory to the Company such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder. Notwithstanding anything in the foregoing to the contrary, each of the Stockholders may from time to time Transfer among and between themselves any of the Covered Shares and each such Transfer shall be deemed a Permitted Transfer (it being understood that any Covered Shares so Transferred shall continue to constitute Covered Shares under this Agreement).

(c) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or a Governmental Entity.

(d) “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, hypothecate, encumber or dispose of, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, hypothecation, encumbrance or disposition (it being understood that no Transfer shall be deemed to be made by a Stockholder as a result of transfers of limited partnership interests in such Stockholder).

(e) “Voting Period” means the period from and including the date of this Agreement through and including the date on which the Parent Stockholder Approval is obtained.

ARTICLE II

VOTING

2.1. Agreement to Vote. Each Stockholder hereby agrees that, during the term of this Agreement, at the Parent Stockholders’ Meeting and at any other meeting of the stockholders of Parent, however called, including any adjournment or postponement thereof, the Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon, or in any other circumstance in which the vote, consent or other approval of the stockholders of Parent is sought, (a) appear at each such meeting or otherwise cause the Covered

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Shares beneficially owned by the Stockholder as of the applicable record date to be counted as present thereat for purposes of calculating a quorum; and (b) vote (or cause to be voted), in person or by proxy, all of such Stockholder’s Covered Shares over which such Stockholder has voting power as of the applicable record date:

(i) in favor of the adoption of the Merger Agreement, the amendment to the Parent Certificate and the Parent Share Issuance and any other actions related thereto submitted to a stockholder vote pursuant to the Merger Agreement or in furtherance of the Merger;

(ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent contained in the Merger Agreement, or of any Stockholder contained in this Agreement; and

(iii) against any other action, agreement or transaction involving Parent that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purpose of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by Parent of its obligations under the Merger Agreement or by any Stockholder of its obligations under this Agreement.

2.2. No Inconsistent Agreements. Each Stockholder hereby, jointly and severally, represents, covenants and agrees that, except for this Agreement, no Stockholder (a) has entered into, or shall enter into at any time while this Agreement remains in effect, any voting agreement, voting trust or similar arrangement with respect to any Covered Shares, or (b) has granted or shall grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to any Covered Shares (other than as contemplated by Section 2.1).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of the Stockholders. Each Stockholder, jointly and severally as to itself and each other Stockholder, hereby represents and warrants to the Company as follows:

(a) Authorization; Validity of Agreement; Necessary Action. The Stockholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement and the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder or any other Person are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly

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executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Ownership. The Stockholder’s Existing Shares are, and all of the Covered Shares of the Stockholder will be through the last day of the Voting Period except to the extent any such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer, owned beneficially and of record by the Stockholder. The Stockholder has good and marketable title to the Stockholder’s Existing Shares, free and clear of any Liens other than those imposed by applicable securities laws. As of the date hereof, the Stockholder’s Existing Shares constitute all of the shares of Common Stock beneficially owned or owned of record by the Stockholder. The Stockholder has, and will have through the last day of the Voting Period, the sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Covered Shares.

(c) No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to the Stockholder or by which any of its assets or properties is bound, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on the properties or assets of the Stockholder pursuant to, any Contract to which the Stockholder is a party or by which the Stockholder or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) No Consent. The execution and delivery of this Agreement by the Stockholder does not, and the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require the Stockholder to obtain any consent, approval, authorization or permit of any Governmental Entity.

3.2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholders as follows:

(a) Authorization; Validity of Agreement; Necessary Action. The Company has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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(b) No Violation. The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to the Company or by which any of its assets or properties is bound, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on the properties or assets of the Company pursuant to, any Contract to which the Company is a party or by which the Company or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(c) No Consent. The execution and delivery of this Agreement by the Company does not, and the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require the Company to obtain any consent, approval, authorization or permit of any Governmental Entity.

ARTICLE IV

OTHER COVENANTS

4.1. Prohibition on Transfers, Other Actions. Each Stockholder hereby agrees not to: (i) during the Voting Period, offer to Transfer, Transfer or consent to Transfer any of the Covered Shares or any voting interest therein, unless such Transfer is a Permitted Transfer; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with the Stockholder’s covenants and obligations under this Agreement; or (iii) take any action that would restrict the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement or make any of its representations or warranties contained in this Agreement untrue or incorrect.

4.2. Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

ARTICLE V

MISCELLANEOUS

5.1. Termination. This Agreement shall remain in effect until the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; (c) the date on which the Board of Directors of the Company (upon the recommendation of the Special Committee) or the Special Committee makes a Company Adverse Recommendation Change; (d) the making of any change, by amendment, waiver, or other

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modification, by any party, to any provision of the Merger Agreement that adversely affects the Stockholders in any material respect, in each case in this clause (d) without the prior written consent of the Stockholders; and (e) the Outside Date; provided that the provisions of this Article V shall survive any termination of this Agreement.

5.2. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders and the Company shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, post prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to the Company to:

Graham Packaging Company Inc.

2401 Pleasant Valley Road

York, Pennsylvania 17402

Fax: (717) 849-8541

Attention: Chief Legal Officer

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Fax: (212) 455-2502

Attention: Wilson S. Neely

(b) if to the Stockholders, to:

D. Greg Horrigan

c/o Silgan Holdings Inc.

4 Landmark Square

Suite 400

Stamford, CT 06901

Fax: (203) 975-4598

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with copies to:

Silgan Holdings Inc.

4 Landmark Square

Suite 400

Stamford, CT 06901

Fax: (203) 975-4598

Attention: Frank W. Hogan, III

Senior Vice President, General Counsel & Secretary

Bryan Cave LLP

1290 Avenue of the Americas

New York, NY 10104

Fax: (212) 541-1431

Attention: Robert J. Rawn

5.4. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

5.5. Counterparts. This Agreement may be executed by facsimile or other image scan transmission and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.6. Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.7. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In addition, each of the parties hereto (i)

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consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and the courts of the United States of America located in the State of New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a court of the United States of America located in the State of New York.

(b) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 5.7.

5.8. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the Company and the Stockholders. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the Company and the Stockholders.

5.9. Remedies.

(a) In the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, each party hereto agrees that the non-breaching party will have the right to an injunction, temporary restraining order, specific performance or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. Notwithstanding anything in this Agreement to the contrary, such remedies as provided herein shall be the exclusive remedies of the parties hereto, and each party hereto waives all other remedies, including monetary remedies, with respect to any breaches of the terms hereof.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.10. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the

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validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

5.11. Successors and Assigns; Third Party Beneficiaries. Except in connection with a Permitted Transfer as provided herein, neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors, permitted assigns, heirs and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.12. Capacity as a Stockholder. Each Stockholder makes its agreements and understandings herein solely in its capacity as the record holder and beneficial owner of the Covered Shares. Notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by the Stockholders or their Representatives and Affiliates or any other Person solely in their capacity as directors or officers of Parent, and none of such actions taken shall be deemed to constitute a breach of this Agreement by the Stockholder.

5.13. Joint and Several Liability. The Stockholders hereby agree that all representations, warranties, covenants, agreements, liabilities and obligations under this Agreement are joint and several to the Stockholders, and each Stockholder will be liable to the fullest extent provided for in this Agreement for any breach, default, liability or other obligation of each of the other Stockholders.

5.15. Fees and Expenses. Each party hereto shall pay its own fees and expenses (including those of its counsel and other advisors) incurred in connection with this Agreement.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

GRAHAM PACKAGING COMPANY INC.

By:	/s/ Mark S. Burgess
	Name:	Mark S. Burgess
	Title:	Chief Executive Officer and Director

/s/ D. Greg Horrigan
D. Greg Horrigan

PAY IT FORWARD FOUNDATION

By:	/s/ D. Greg Horrigan
	Name:	D. Greg Horrigan
	Title:	Trustee

By:	/s/ Judith Horrigan
	Name:	Judith Horrigan
	Title:	Trustee

HORRIGAN 2009 ELEVEN YEAR GRANTOR RETAINED ANNUITY TRUST

By:	/s/ D. Greg Horrigan
	Name:	D. Greg Horrigan
	Title:	Trustee

By:	/s/ Judith Horrigan
	Name:	Judith Horrigan
	Title:	Trustee

HORRIGAN 2009 TEN YEAR GRANTOR RETAINED ANNUITY TRUST

By:	/s/ D. Greg Horrigan
	Name:	D. Greg Horrigan
	Title:	Trustee

By:	/s/ Judith Horrigan
	Name:	Judith Horrigan
	Title:	Trustee

HORRIGAN 2009 NINE YEAR GRANTOR RETAINED ANNUITY TRUST

By:	/s/ D. Greg Horrigan
	Name:	D. Greg Horrigan
	Title:	Trustee

By:	/s/ Judith Horrigan
	Name:	Judith Horrigan
	Title:	Trustee

HORRIGAN FAMILY LIMITED PARTNERSHIP

By:	/s/ D. Greg Horrigan
	Name:	D. Greg Horrigan
	Title:	General Partner

By:	/s/ Judith Horrigan
	Name:	Judith Horrigan
	Title:	General Partner

Schedule I

STOCKHOLDER INFORMATION

Name	Existing Shares

D. Greg Horrigan	4,977,712 shares of Common Stock

Pay It Forward Foundation	285,714 shares of Common Stock

Horrigan 2009 Eleven Year Grantor Retained Annuity Trust	982,110 shares of Common Stock

Horrigan 2009 Ten Year Grantor Retained Annuity Trust	975,354 shares of Common Stock

Horrigan 2009 Nine Year Grantor Retained Annuity Trust	966,772 shares of Common Stock

Horrigan Family Limited Partnership	616,792 shares of Common Stock

Total:	8,804,454 shares of Common Stock